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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                  ROSES, INC.,

                         THE STOCKHOLDERS OF ROSES, INC.

                                       and

                             TUDOR ACQUISITION CORP.

                             Dated: September , 1996

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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of September , 1996 by and among Roses, Inc., a California corporation (the "Company"), the Stockholders of the Company as listed on Exhibit A hereof (the "Stockholders") and Tudor Acquisition Corp., a Delaware corporation ("Acquisition").

                                    RECITALS

                  A. The Company is the sole shareholder of Rose Hills Mortuary, Inc., a California corporation (the "Mortuary"), and the Mortuary is the sole general partner, and the Company is the only limited partner, of Rose Hills Mortuary, L.P., a Delaware limited partnership (the "Partnership"), with all such entities doing business under the names "Rose Hills Company", "Rose Hills Mortuary" and "Rose Hills Insurance Services" and being engaged in the mortuary business and the cemetery management business.

                  B. The Stockholders are the holders of 100% of the issued and outstanding shares of Common Stock of the Company (the "Shares").

                  C. The Board of Directors of Acquisition and the Board of Directors of the Company each has determined that it is in the best interests of their respective stockholders for Acquisition to acquire the Company upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

                  In consideration of the representations, warranties, covenants and agreements contained herein, the Company, the Stockholders and Acquisition hereby agree as follows:


                                    ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME

                  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) Acquisition shall be merged with and into the Company and the separate corporate existence of Acquisition shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of California. The Surviving Corporation shall have the name "Rose Hills, Inc." and shall succeed, without other transfer, to all of the rights and properties of Acquisition and shall be subject to all of the debts and liabilities of Acquisition in the same manner as if the Company had itself incurred them. The corporate existence, franchises and rights of the Company, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and the Company shall succeed to and be fully invested insofar as

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permitted by law and not otherwise expressly provided for herein, with the corporate existence, identity and all rights, franchises, assets, liabilities and operations of Acquisition. The Merger shall have the effects specified in both the Delaware General Corporation Law (the "DGCL") and the California General Corporation Law (the "CGCL").

                  1.2 Closing. The closing of the Merger (the "Closing" or the "Closing Date") shall take place (i) at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California 90071, at 9:00 a.m., Los Angeles time, on November 26, 1996, or as promptly as practicable thereafter following the satisfaction of the conditions set forth in Sections 7.1(b), 7.2(b) and 7.1(o) (and subject to the other conditions of Article VII), provided, that any deferral of the Closing Date beyond November 26, 1996 shall not affect the Company's or the Stockholders' rights under Section 8.6 to draw upon the Letter of Credit in accordance with its terms, and provided further, that any deferral of the Closing Date beyond December 13, 1996 shall not affect any party's rights to terminate this Agreement pursuant to Section 8.2 or, at Acquisition's election, in its sole and absolute discretion and without further cost, expense or other consideration, on a date not later than December 13, 1996 (provided, however, that any such extension shall not affect the Company's or the Stockholders' rights under Section 8.6 to draw upon the Letter of Credit in accordance with its terms,), or (ii) at such other place and time and/or on such other date as the Company and Acquisition may agree.

                  1.3 Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated pursuant to
Article VIII hereof, a certificate of merger (the "Certificate of Merger") in substantially the form attached as Exhibit B hereto, shall be prepared in accordance with the DGCL and the CGCL, and thereafter delivered to the Secretary of State of the State of Delaware and to the Secretary of State of the State of California for filing as provided in both the DGCL and the CGCL. The Merger shall become effective upon the filing of the Certificate of Merger (together with any other documents required by law to effectuate the Merger) with both the Secretary of State of the State of Delaware and the Secretary of State of the State of California or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

                  2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and both the DGCL and the CGCL.

                  2.2 By-Laws. The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and both the DGCL and the CGCL.

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                                   ARTICLE III

                                    DIRECTORS

                  3.1 Board of Directors of the Surviving Corporation. At the Effective Time, each of the members of the Board of Directors of the Company immediately prior to the Effective Time shall submit their resignations and, concurrently with such resignations, the directors of Acquisition shall become the directors of the Surviving Corporation, each to serve until their successors have been duly elected and appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws. The directors of Acquisition on the date hereof and at the Closing are identified on Schedule 3.1 hereto.

                  3.2 Officers of the Surviving Corporation. Except as contemplated under the terms of the Employment and Consulting Agreements to be entered into at the Closing pursuant to Section 7.1(h) hereof, at the Effective Time, each of the officers of the Company immediately prior to the Effective Time shall submit their resignations and, concurrently with such resignation, the officers of Acquisition shall become the officers of the Surviving Corporation, each to serve until their successors have been duly elected and appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                                   ARTICLE IV

               CONVERSION AND CANCELLATION OF SHARES IN THE MERGER

                  4.1 Conversion and Cancellation of Shares. The manner of converting and canceling shares of the Company and Acquisition in the Merger shall be as follows:

                  (a) At the Effective Time, the aggregate of all shares of the Common Stock of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than shares owned by Acquisition or any subsidiary of Acquisition (collectively, the "the Acquisition Companies"), or Shares owned directly or indirectly by the Company as treasury stock) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, the following consideration, subject to adjustment as provided for in Section 4.1(b) below (the "Merger Consideration"):

                           (i)      $      million, less the sum of the cash
                                    actually received by the Stockholders
                                    and/or the Company prior to the Effective
                                    Time from (x) the LOC Payment and (y) the
                                    No Shop Payment (the "Cash Consideration");
                                    and

                           [(ii)    Up to $      million in the form of Loewen
                                    Shares (the "Equity Consideration")
                                    consisting of that number of Loewen Shares
                                    which shall be equal to the greater of [A]
                                    the result obtained by dividing the dollar
                                    amount of the Merger Consideration to be
                                    paid in Loewen Shares by the average
                                    (mathematical mean) of the last sale price
                                    (regular way) of a share of Loewen Stock
                                    in the NASDAQ National Market System (or
                                    on the United States stock exchange on
                                    which
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                                    Loewen's shares are then listed), as
                                    reported in the Wall Street Journal, on each of the twenty (20) consecutive trading days commencing October 1, 1996 or [B] the dollar amount of the Purchase Price to be paid in Loewen Shares divided by [$32].

                  (b)      (i)      The Cash Consideration shall be decreased by
                                    an amount equal to the amount, if any, by which Operating Capital on the Closing Date is less than $180,000 (the "Adjustment").
                                    For purposes of the calculations in this
                                    Section 4.1(b)(i), each item comprising
                                    Operating Capital shall be determined using the same methodology as was used to determine such item on the Interim Financial
                                    Statements. The Adjustment shall consist of an Interim Adjustment and a Post-Closing

                                    Adjustment as set forth below:

                                    (A)     The Interim Adjustment shall be the
                                            amount, if any, by which Operating
                                            Capital is less than $180,000 on the
                                            date of the most recently available
                                            balance sheet (the "Pre-Closing
                                            Balance Sheet") and shall reduce the
                                            amount of the Cash Consideration
                                            payable on the Closing Date. The
                                            Company shall provide a copy of the
                                            Pre-Closing Balance Sheet to the
                                            Acquisition no later than five (5)
                                            business days prior to the Closing
                                            Date which shall serve as the basis
                                            for the calculation of the Interim
                                            Adjustment;

                                    (B)     The Post-Closing Adjustment shall be
                                            the amount, if any, by which the
                                            Adjustment exceeds the Interim
                                            Adjustment. As promptly as
                                            practicable but no later than thirty
                                            (30) days after the Closing Date,
                                            Acquisition shall cause to be
                                            prepared a calculation of Operating
                                            Capital as of the Closing Date (the
                                            "Closing Date Calculation") which
                                            shall serve as the basis for the
                                            calculation of the Adjustment and
                                            the Post-Closing Adjustment. Upon
                                            the availability of the Closing Date
                                            Calculation, Acquisition shall
                                            deliver the Closing Date Calculation
                                            to the Stockholders, together with a
                                            certificate of the President and
                                            Chief Financial Officer of
                                            Acquisition to the effect that, to
                                            the best of their knowledge, such
                                            Closing Date Calculation is true and
                                            correct and has been prepared in a
                                            manner consistent with the Interim
                                            Financial Statements. Within five
                                            (5) days of delivering the Closing
                                            Date Calculation, the Stockholders
                                            shall pay Acquisition the Post-
                                            Closing Adjustment, if any.

                                            (C) In the event of any disagreement
                                            concerning the Post-Closing
                                            Adjustment, each party shall make
                                            available to the other such books
                                            and records as are relevant to such
                                            disagreement and are in the

                                            possession of such party, and the
                                            parties shall work together in good
                                            faith to resolve such disagreement.
                                            The portion of the Post-Closing
                                            Adjustment, if any, as to which the

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                                            parties are unable to agree after
                                            sixty (60) days shall be referred
                                            for resolution to a nationally
                                            recognized accounting firm, mutually
                                            and reasonably acceptable to both
                                            parties. The determination of such
                                            third party, whose costs and
                                            expenses shall be borne equally by
                                            Acquisition and the Stockholders,
                                            shall be final and determinative.
                                            Upon such determination, the
                                            Stockholders shall make any
                                            additional payment required to be
                                            made, together with interest thereon
                                            at the rate set forth in Section
                                            11.8 of this Agreement.

                           (ii) The Cash Consideration shall also be decreased by an amount equal to (A) $200,000 (together with accrued interest thereon to the Effective Date) and (B) the amount of indebtedness for borrowed money (together with accrued interest thereon to the Effective Time and any prepayment penalties) owed by the Company and its Subsidiaries on the Closing Date to Wells Fargo Bank, N.A. or any other entity to which the Company owes funded debt on such date, except for indebtedness owed to the Association under those certain promissory notes dated
                                               and            in the original
                                    principal amounts of $1.2 million and
                                    $835,000, respectively, and any amounts owed by the Company to USL Capital Corporation under those certain Master Lease Agreements dated December 22, 1994 and August 28, 1996.

                           (iii) The Cash Consideration shall also be decreased by the amount (if any) of any and all fees and expenses incurred and unpaid by the Company and its subsidiaries at the Closing Date to brokers and finders, attorneys, accountants, appraisers and other professional advisors, including, without limitation, O'Melveny & Myers LLP, Grief &
                                    Co., Kerlin Capital Group, LLC, U.S. Trust
                                    Company of California, N.A., Arthur Anderson
                                    & Company and Houlihan Lokey Howard & Zukin in connection with the transactions contemplated by this Agreement and the Association Asset Purchase Agreement or other matters related to the relationship between the Company and any of its Subsidiaries and the Association.

                  (c) The LOC Payment, the No Shop Payment, the Equity Consideration and the Cash Consideration shall be distributed pro rata to each Stockholder in the proportion (the "Ownership Percentage") that the number of Shares issued and outstanding in the name of each such Stockholder immediately prior to the Effective Time bears to the total number of Shares issued and outstanding immediately prior to the Effective Time. For income tax purposes, the fair value of the Loewen Shares shall be the price of the Loewen Shares in the NASDAQ National Market System (or United States stock exchange on which it is then traded) as of the Closing Date.

                  (d) At the Effective Time, all Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such

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         Shares shall thereafter cease to have any rights with respect to such
         Shares, except the right of holders (other than the Acquisition Companies) to receive the Merger Consideration upon the surrender of such certificate in accordance with Section 4.2.

                  (e) At the Effective Time, each Share owned directly or indirectly by the Company as treasury stock and each Share issued and outstanding at the Effective Time and owned by any of the Acquisition Companies shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (f) At the Effective Time, each share of Common Stock of Acquisition issued and outstanding immediately prior to the Effective Time shall remain outstanding and each certificate therefor shall continue to evidence one share of Common Stock of the Surviving Corporation.

                  4.2      Payment for Shares.


                  (a) Immediately prior to the Effective Time, Acquisition shall deliver to such agent as is mutually acceptable to Acquisition and the Company (the "Exchange Agent") the Merger Consideration specified in
         Section 4.1(a) hereof (the Cash Consideration component of which shall be delivered by means of a federal wire transfer of immediately available funds). The Exchange Agent shall hold and disburse the Merger Consideration pursuant to the terms hereof and the terms of an Exchange Agreement (the "Exchange Agreement") to be entered into prior to the Effective Time among Acquisition, the Exchange Agent and the Stockholders. At the Effective Time, and upon surrender to the Exchange Agent of the certificate or certificates representing such Stockholder's Shares (together with such duly executed letters of transmittal or other similar instruments as may be required under the Exchange Agreement or applicable law), each holder of record of Shares shall be entitled to receive in exchange therefor its proportionate share of the Merger Consideration as provided in Section 4.1(a) hereof, and the certificate or certificates so surrendered shall forthwith be canceled.

                  (b) Until surrendered to the Exchange Agent or the Surviving Corporation to effect the exchange of the Shares for the Merger Consideration as provided in the Exchange Agreement and Section 4.2(a) hereof, each certificate evidencing the Shares shall, on or after the Effective Time, be deemed for all corporate purposes to represent and evidence only the right to receive the amount payable in the form of the Merger Consideration, without interest thereon, on such terms as are provided for in Section 4.1(a) hereof. Except as provided in subsection (c) of this Section 4.2, until the certificate representing the Shares shall have been so surrendered, the holder of such Shares shall not have any right to receive any portion of the Merger Consideration allocable to such Shares.

                  (c) In the event any certificate representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Surviving Corporation will cause the Exchange Agent to deliver in exchange for such lost,

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         stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement and the Exchange Agreement.

                  (d) No interest shall be paid or shall accrue on the amount payable upon the surrender of any certificate, whether or not such certificate was surrendered for the Merger Consideration. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, as determined by the Surviving Corporation, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

                  4.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                  5.1 Representations and Warranties of the Stockholders. Each of the Stockholders, severally, and not jointly, hereby represents and warrants to Acquisition that:

                  (a) Ownership of Shares. Except as described on Exhibit A or on Schedule 5.1(a), (i) such Stockholder is the legal and beneficial owner of the number of Shares listed opposite, his, hers or its name on Exhibit A, and (ii) the Shares so listed are free and clear of all Encumbrances.

                  (b) Power, Authorization and Enforceability of Agreement. Such Stockholder has the legal capacity, and, if such Stockholder is a corporation or partnership, the corporate or partnership power and authority, to execute and deliver this Agreement, to perform his, hers or its obligations hereunder and to consummate the transactions contemplated hereby with respect to such Stockholder. If such Stockholder is a corporation or partnership, such execution, delivery, performance and consummation by such Stockholder has been duly authorized by all necessary corporate or partnership action on the part of such Stockholder. Except as described on Schedule 5.1(b), this Agreement has been, and all other agreements, documents and instruments required to be delivered by such Stockholder, pursuant to the provisions hereof (the "Stockholder Documents") have been, or at the Effective Time will be, duly executed and delivered by such Stockholder and this Agreement constitutes, and such of the Stockholder Documents, when executed and delivered will constitute, the legal, valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with its respective terms, except as enforcement may be limited by debtor relief laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

                                       8


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                  (c) Compliance with Other Instruments and Regulations. Except as disclosed on Schedule 5.1(c), the execution and delivery by such Stockholder of, and the performance by such Stockholder of his, hers or its respective obligations under, this Agreement and the Stockholder Documents and the consummation of the transactions contemplated hereby and thereby with respect to each such Stockholder do not violate, conflict with, result in any breach of, or constitute a default under (or with the giving of notice or the passage of time or both, violate, conflict with or constitute a default under), (i) any Regulation that is applicable to such Stockholder, (ii) any provision of the articles or certificate of incorporation or bylaws or other organizational documents of such Stockholder, or (iii) any mortgage, lease, indenture, agreement, contract or other instrument, document or understanding, oral or written, to which such Stockholder is a party or by which such Stockholder is bound or has rights, except, in the cases of clause (i) and clause (iii) above, for such instances as do not have, singly or in the aggregate, a material adverse effect on such Stockholder's ability to perform its obligations under this Agreement or the Stockholder Documents.

                  (d) No Third Party Options. Except as described on Schedule 5.1(d), there are no existing agreements, options, contracts or rights with, of or to any person to acquire any of the Shares owned by such Stockholder from such Stockholder.

                  (e) Brokers and Finders. Such Stockholder has not employed any broker or finder or incurred any liability for any fees or commissions in connection with the transactions contemplated herein.

                  (f) Pre-Existing Entity. Except as set forth on Schedule 5.1(f), such Stockholder has not been organized for the specific purpose of acquiring the Loewen Shares.

                  (g) Acquisition Without View to Distribute. Except as set forth on Schedule 5.1(g), the Loewen Shares to be acquired by such Stockholder are being acquired by such Stockholder for its own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act, and such Stockholder will not distribute the Loewen Shares in violation of the Securities Act or any applicable state securities laws.

                  (h) Additional Representations of the Stockholders. (i) Except as set forth in Schedule 5.1(h), such Stockholder is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act, (ii) each Stockholder's financial situation is such that it can afford to bear the economic risk of holding the Loewen Shares for an indefinite period of time, (iii) such Stockholder's knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of the Loewen Shares as contemplated by this Agreement,
         (iv) such Stockholder does not have any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement respecting the Loewen Shares (except for such fees and compensation as may be owing by the Company to Greif & Co. and Kerlin Capital Group, LLC under the those certain agreements dated November 6, 1995, and January 16, 1996, respectively.

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                  5.2 Representations and Warranties of the Stockholders and the
Company. The Stockholders and the Company, jointly and severally, hereby represent and warrant to Acquisition that:

                  (a) Existence and Qualification; Power; Compliance With Laws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company is duly qualified to transact business, and is in good standing, in its jurisdiction of organization and each other jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary. The Company has all requisite corporate power and corporate authority to conduct its business, to own and lease its properties and to execute and deliver this Agreement and consummate the transactions contemplated hereby; all requisite approval from the Stockholders has been duly and legally obtained. The Stockholders have caused the Company to deliver to Acquisition complete and correct copies of the Company's Articles of Incorporation and By-Laws, as amended to date. The Company's Articles of Incorporation and By-Laws, as so delivered, are in full force and effect.

                  (b) Subsidiaries.

                       (i) Schedule 5.2(b) hereto correctly sets forth the names, the forms of legal entity, jurisdictions of organization, chief executive offices and principal places of business of all subsidiaries of the Company (each a "Subsidiary" and together the "Subsidiaries"). Except as described on Schedule 5.2(b), neither the Company nor any Subsidiary owns any capital stock or equity interest in any other entity. All (100%) of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by the Company, except as described on Schedule 5.2(b), and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and, except as described on Schedule 5.2(b), nonassessable, and were issued in compliance with all applicable state and federal securities and other laws, and, except as described on Schedule 5.2(b), are owned free and clear of all Encumbrances. No Subsidiary has any shares of capital stock or units of equity interest reserved for issuance. Except as set forth in Schedule 5.2(b), there are no shares of capital stock of any corporate Subsidiary or any units of equity interest in any partnership Subsidiary authorized, issued or outstanding, and no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which any Subsidiary is a party relating to the issued or unissued capital stock, units of equity interest or other securities of any Subsidiary.

                         (ii) Each Subsidiary is a legal entity of the form described for that Subsidiary on Schedule 5.2(b), duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure to be so duly qualified and in good standing does not result in a Material Adverse Effect or Material Adverse Change, and has all requisite power and authority to conduct its business and to own and lease its properties.

                       (iii) Each Subsidiary has all requisite corporate or partnership, as the case may be, power and authority to conduct its business and to own and lease its properties. The

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         Stockholders have caused the Company to deliver to Acquisition complete and correct copies of the Articles of Incorporation and By-laws, Partnership Agreements and other similar organizational documents, as amended to date, respecting each Subsidiary. The Articles of Incorporation and By-laws, Partnership Agreements and other organizational documents of the Subsidiaries, as so delivered, are in full force and effect.

                  (c) Authorized Capital. The authorized capital stock of the Company consists of: 1,000,000 Shares of Common Stock, constituting the only capital stock of the Company, of which 100,000 Shares are issued and outstanding on the date of this Agreement. All of the outstanding Shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares reserved for future issuance. Except as set forth above and in Schedule 5.2(c), there are no preemptive rights or any outstanding subscriptions, options, warrants, rights (including any form of "poison pill" rights), convertible securities or other agreements or commitments of any character to which the Company is a party relating to the issued or unissued Common Stock or other securities of the Company or any of its Subsidiaries. After the Effective Time, the Surviving Corporation shall have no obligation to issue, transfer or sell any shares of Common Stock of the Surviving Corporation pursuant to any Employee Plans of the Company which are in effect on the date hereof.

                  (d) Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate and shareholder action, and do not:


                        (i) except as set forth on Schedule 5.2(d), require any consent or approval not heretofore obtained of any director, stockholder, security holder or creditor of the Company or any other entity;

                        (ii) violate or conflict with any provision of the Company's Articles of Incorporation or By-Laws;

                        (iii) except as set forth on Schedule 5.2(d), result in a breach of, constitute a default under or cause or permit the triggering of any payment or obligations pursuant to, any of the Company's Employee Plans existing on the date of this Agreement or any grant or award made under any of the foregoing;

                        (iv) except as set forth on Schedule 5.2(d), result in or require the creation or imposition of any Encumbrance upon or with respect to any property now owned or leased by the Company, except for Permitted Encumbrances;

                        (v) except as set forth on Schedule 5.2(d), violate in any material respect any requirement of any Regulation applicable to the Company;

                        (vi) except as set forth on Schedule 5.2(d), result in a material breach of, constitute a material default under, or otherwise give any contracting party, in any material respect, additional rights or compensation under, or cause or permit the acceleration of any material obligation owed under, any indenture or loan or credit agreement, note, deed, instrument, lease, security agreement, mortgage, commitment or any other contract to which the Company is a party or by which the Company or any of its property is bound or affected.

                  (e) No Governmental Approvals Required. Other than the filings provided for in Section 1.3, under the HSR Act, those as are set forth on Schedule 5.2(e) and those which are not material to the operation of the Business (collectively, the "Company Regulatory Filings"), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any governmental agency is required to authorize or permit under applicable Regulations the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

                  (f) Financial Statements. The Stockholders have caused the Company to furnish to Acquisition the Balance Sheets, Statements of Income and Statements of Cash Flow for the years ended December 31, 1994 and December 31, 1995 (collectively the "Audited Financial Statements") and unaudited statements for the five (5) month period ended May 31, 1996 (the "Interim Financial Statements"), for the Partnership (the Audited Financial Statements and the Interim Financial Statements, including the notes thereto, are sometimes collectively referred to as the "Financial Statements"). Except as described on
         Schedule 5.2(f), or as disclosed in the Financial Statements, as of their respective dates, the Financial Statements (i) are in accordance with the Books and Records of the Partnership, (ii) were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied from period to period (except for changes, if any, permitted by GAAP and disclosed therein), and (iii) fairly present in all material respects in accordance with GAAP, the financial position, results of operations and cash flows of the Partnership as of the dates and for the periods covered thereby, subject, in the case of the Interim Financial Statements, to normal year-end accruals and audit adjustments, none of which are expected to be material, and the absence of footnotes. As of the date of this Agreement, except as set forth on
         Schedule 5.2(f), neither the Company nor the Mortuary has any Assets or Liabilities whatsoever.

                  (g) Absence of Certain Changes; No Other Liabilities. Except as disclosed on Schedule 5.2(g), from May 31, 1996 to the date hereof, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such businesses consistent with past practice, and there has not been (i) any Material Adverse Effect or Material Adverse Change; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock of the Company, or (ii) any material change by Partnership in the accounting principles, practices or methods applicable to it. As of the date of this Agreement, the Partnership does not have any Liability which is required to be reflected in the Financial Statements in accordance with GAAP and which is not so reflected or disclosed in the Financial Statements, except for (i) any Liability incurred after May 31, 1996 in the ordinary course of business and which is substantially offset in amount by rights or assets relating to such Liability, (ii) Liabilities which are covered in full by insurance, and (iii) any Liability that is set forth on
         Schedule 5.2(g).

                  (h) Brokers and Finders, Attorneys, Accountants and Other Professionals. Except as disclosed on Schedule 5.2(h), neither the Company nor any of its Subsidiaries have employed any broker or finder, attorneys, accountants, appraisers or other professional advisors, or incurred any liability for any fees, commissions or other compensation to any such Persons in connection with the transactions contemplated herein.

                  (i) Actions. Except for those matters set forth on Schedule 5.2(i) (i) there are no Actions [A] pending as to which the Company or any of its Subsidiaries have been served or have received notice, or [B] to the knowledge of the Stockholders and the Company, threatened in writing against or affecting the Company or any of its Subsidiaries or any property of any of them, and (ii) there is no reasonable basis, to the knowledge of the Stockholders and the Company, for any Action against or affecting the Company or any of its Subsidiaries or any property of any of them, which would constitute a Material Adverse Effect or result in a Material Adverse Change.

                  (j) Binding Obligations. This Agreement will, when executed and delivered by the Company, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by debtor relief laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

                  (k) Material Contracts. Schedule 5.2(k) lists each Contract to which the Company or any Subsidiary is a party or to which the Company, any Subsidiary, or any of their respective properties is subject or by which any thereof is bound, that is deemed a Material Contract (as defined in the next succeeding sentence) under this Agreement and unless otherwise so noted on Schedule 5.2(k), each such Contract was entered into in the ordinary course of business. A Material Contract for the purposes of this subsection (k) is each contract that (a) after May 31, 1996 obligates the Company or any Subsidiary to pay an amount of $25,000 or more, (b) has a term expiring beyond May 31, 1997, (c) contains a covenant not to compete, (d) provides for the extension of credit other than in the ordinary course of business and other than consistent with normal credit terms, (e) limits the ability of the Company or any Subsidiary to conduct its business, including as to manner or place, (f) provides for a guaranty or indemnity by the Company or any Subsidiary, (g) grants a power of attorney, agency or similar authority to another person or entity, (h) contains an option or a right of first refusal, (i) contains a right or obligation other than in the ordinary course of business of or to any Affiliate, officer or director, of the Company or any Subsidiary, (j) constitutes a collective bargaining agreement or provides for severance benefits to any officer, director or employee of the Company or any Subsidiary, (k) represents a contract upon which the business of the Company or any Subsidiary is materially dependent, (l) requires the Company or any Subsidiary to buy or sell goods or services with respect to which there reasonably could be expected to be material losses or will be costs and expenses materially in excess of expected receipts (other than as provided for or otherwise reserved against on the balance sheets contained in the Interim Financial Statements), or (m) was not made in the ordinary course of business and consistent with the Company's past custom and practices. True, correct and complete copies of the Contracts appearing on Schedule 5.2(k), including all amendments and supplements, have been delivered to Acquisition. Each Contract is valid and subsisting; the Company or the applicable Subsidiary has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or any Subsidiary, as the case may be (or, to the knowledge of the Stockholders or the Company, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth on Schedule 5.2(k), consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of the Company or any Subsidiary under any of the Material Contracts so listed.

                  (l) No Other Agreements to Sell the Shares or Assets. Except as described on Schedule 5.2(l), neither the Company nor any Subsidiary has any legally enforceable commitment or legal obligation, absolute or contingent, to any other person or firm other than Acquisition, to sell, assign, transfer or effect a sale of any of the Shares, any capital stock or equity investment in any Subsidiary, or any material amount of the Assets of the Company or any Subsidiary (other than Inventory in the ordinary course of business or fixed assets which are no longer necessary to the operation of the Business as heretofore conducted), to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company or any Subsidiary, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

                  (m) Title and Condition of Assets. Schedule 5.2(m) includes a correct and complete list of all Fixtures and Equipment owned, leased or used by the Company and its Subsidiaries on the date of this Agreement in connection with the Business and where the net book value of an individual item exceeds $10,000.00. Except as described in
         Schedule 5.2(m), (i) the Company and its Subsidiaries have title to (or are the lessees or the licensees of) all of the Fixtures and Equipment identified on Schedule 5.2(m), free and clear of all Encumbrances (other than Permitted Encumbrances), and (ii) the Fixtures and Equipment identified on Schedule 5.2(m) are in reasonable operating condition and repair (subject to normal wear and tear and except for items that are undergoing repair or refurbishment in the ordinary course of business) and are sufficient (together with working capital and the other Assets of the Company and its Subsidiaries) to permit the Surviving Corporation to conduct the Business as now conducted.

                  (n) Real Property. Schedule 5.2(n) constitutes a complete and correct list of all Real Properties owned by the Company and its Subsidiaries. The Company is not a tenant or lessee of nor does it hold any leasehold interest in any of the Real Property pursuant to any lease or other agreement. The Company and its Subsidiaries hold fee simple title to all of the Real Property, free and clear of any Encumbrances except for Permitted Encumbrance. Except as described on
         Schedule 5.2(n), to the knowledge of the Stockholders and the Company:


                         (i) the structures, improvements and fixtures at or upon the Real Property, including, but not limited to, roofs and structural elements thereof and the electrical, plumbing, heating, ventilation, air conditioning and similar units and systems, have to date been maintained by the Company in a manner it considers to be reasonable for the conduct of the Business and are in reasonable operating condition to allow the Business to continue to be conducted as heretofore conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business consistent with past practice; and

                         (ii) there is no material water diffusion or other intrusion into any buildings, structures or other improvements included in the Real Property which would require a material expenditure for repairs in the next twelve (12) months;

                  (o) Trademark and Trade Names. Except as described on Schedule 5.2(o), the Company owns or has the right to use all Proprietary Rights which are necessary or required for the operation of the Business, (a true and complete list of which is included in Schedule 5.2(o)), and with respect to all Trademarks, to the knowledge of the Stockholders and the Company, the Company has the right to bring actions for the infringement thereof.

                  (p) [Reserved]

                  (q) Environmental Issues.

                           (i) Except as described on Schedule 5.2(q), neither the Company nor any of its Subsidiaries has generated, stored, handled, manufactured, transported, disposed of or released any Hazardous Materials on or at the Real Property, except in substantial compliance with all applicable Environmental Requirements pertaining to the Company and each of its Subsidiaries.

                           (ii) Except as described on Schedule 5.2(q), to the knowledge of the Stockholders and the Company [A] the Real Property and the activities and operations of the Company and its Subsidiaries and the prior owners or occupants of the Real Property, comply in all material respects with all Environmental Requirements pertaining to the Company and each of its Subsidiaries, [B] neither the Company nor any of its Subsidiaries has received any written notice or other communication concerning any alleged material violation of Environmental Requirements pertaining to the Company and each of its Subsidiaries, [C] there exists no judgment, decree, order, writ or injunction outstanding, nor any litigation, action, suit, claim (including citation or directive) or proceeding pending against the Company, any of its Subsidiaries, or any of the Real Property arising from the alleged violation of Environmental Requirements pertaining to the Company and each of its Subsidiaries, or from an alleged release of Hazardous Materials, and [D] no Hazardous Materials have migrated from other properties to, upon, about or beneath the Real Property.

                  (r) Preneed Contracts. Prior to the date hereof, all monies paid to or for the benefit of the Company and its Subsidiaries in respect of the Preneed Contracts have been set aside as described in
         Schedule 5.2(r). The terms and conditions of the Preneed Contracts, including but not limited to the collection of interest, comply with applicable Regulations (including but not limited to full disclosure to customers of all funeral and finance charges and other fees associated with multi-payment plans for Preneed Contracts). Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Stockholders and the Company, any other party to any Preneed Contract, is in default or breach of any Preneed Contract. Other than as indicated on Schedule 5.2(r), the Preneed Contracts are the only agreements pursuant to which caskets, funeral commodities and other inventory or funeral services are sold by the Company or its Subsidiaries on a pre-need basis.

                           The Company and its Subsidiaries have deposited in trust in respect of each of the Preneed Contracts all amounts as are required by all applicable Regulations and/or the particular underlying Preneed Contracts (collectively, the "Funds"), and all such Funds have at all times been and are now held in all material respects in conformity with all such Preneed Contracts and applicable Regulations. All withdrawals of and investment and other uses of the Funds (including but not limited to payment to the trustees of the applicable trusts) have been made in accordance with all applicable Regulations and the Preneed Contracts. The Company and its Subsidiaries have paid or accrued, as of the respective dates of the Financial Statements, and will have paid or accrued, as of the Effective Time, all commissions due and owing with respect to the Preneed Contracts.

                           For those Preneed Contracts that are funded by insurance, the Company or its Subsidiaries are the current named beneficiaries of all such insurance policies required to fund all such Preneed Contracts in accordance with their respective terms.

                  (s) Permits. Schedule 5.2(s) sets forth a full and complete list of all material Permits required as of the date of this Agreement to allow the present operations, planned expansion of operations set forth on Schedule 5.2(s), and any past or ongoing alterations of the operations of the Company and its Subsidiaries under any applicable Regulation. Except as set forth on Schedule 5.2(s), (i) all Permits identified on Schedule 5.2(s) (the "Existing Permits") are in full force and effect, and (ii) the consummation of the transactions contemplated by this Agreement will not conflict with the terms of, result in default under, or violate the terms of, any Existing Permit or result in the termination of, or, require Consent or other action pursuant to, any of the Existing Permits. Except as set forth on
         Schedule 5.2(s), the Company and its Subsidiaries are in full compliance with all Existing Permits.

                  (t) [Reserved].

                  (u) Compliance with Regulations. Except as disclosed in
         Schedule 5.2(u), the Company and each of its Subsidiaries are now operating and conducting the Business, and have been operating and conducting the Business, in all material respects in compliance with applicable Regulations, excluding, however, for purposes of this
         Section 5.2(u), the Code, OSHA, ADA, Environmental Requirements and other Regulations which are the subject of or are referred to in specific representations and warranties contained in this Section 5.2 (it being the understanding of the parties that any representations and warranties with respect to compliance with such Regulations are limited to the specific representations and warranties set forth in such Section).

                  (v) OSHA, ADA and FTC. The Company and each of its Subsidiaries are, except as set forth Schedule 5.2(v), in compliance in all material respects with all requirements of the Occupational Safety and Health Act ("OSHA") and the Americans with Disabilities Act ("ADA") pertaining to the facilities and operations of the Company and its Subsidiaries, and with all requirements of the Federal Trade Commission's Funeral Industry Practices Regulation ("FTC Funeral Rule"),.

                  (w) [Reserved]

                  (x) Political Contributions and Other Payments. None of the Company, any of its Subsidiaries, nor any Person acting on their behalf has, during the past five (5) years (i) except for lawful political contributions in the ordinary course of business, made any payment to any governmental official, employee or agent (domestic or foreign) to wrongfully induce the recipient or the recipient's employer to do business with, grant favorable treatment to or compromise or forego any claim by or against the Company or any of its Subsidiaries, or (ii) made any significant payment or conferred any significant benefit which the Company or the Stockholders, in the exercise of reasonable business judgment, considers or reasonably should consider to be improper.

                  (y)      Tax Matters.

                         (i) Except as disclosed on Schedule 5.2(y), the Company and its Subsidiaries have, as of the date hereof, correctly and properly prepared, and duly and timely filed, all Tax Returns required to be filed by them and each of them prior to such dates and have duly and timely paid, or will prior to the Effective Time duly and timely pay, all Taxes shown as due on such Tax Returns, including all withholding or other payroll related taxes shown as due on such Tax Returns (other than taxes being contested in good faith). The federal income tax basis of the Assets as reflected in the Tax Returns and related work papers of the Company and its Subsidiaries is correct and accurate in all material respects. Except as described on Schedule 5.2(y) to this Agreement, neither the Company nor any of its Subsidiaries is, nor will they become, subject to any additional Taxes with respect to taxable periods (or partial periods) of the Company or its Subsidiaries which end on or before the Effective Time. No assessments or written notices of deficiency have been received by the Company or any of its Subsidiaries with respect to any Tax Returns which the Company and its Subsidiaries have filed which have not been paid in full, completely discharged or fully reserved in accordance with GAAP in the Financial Statements or disclosed on Schedule 5.2(y). Except as disclosed on Section 5.2(y), the statute of limitations for assessment of Taxes for all taxable years of the Company and each of its Subsidiaries on or before December 31, 1992 have expired, and there are no agreements between the Company or its Subsidiaries and any taxing authority, including, without limitation, the Internal Revenue Service or the Franchise Tax Board of the State of California, waiving or extending any statute of limitations for assessment or collection of any Tax which the Company or any of its Subsidiaries have filed which remain in effect as of the date hereof. Neither the Company nor any of its Subsidiaries has filed any consent, statement or election with the Internal Revenue Service under Section 341(f) of the Code or any corresponding provision of state or local income Tax law.

                         (ii) Except as described on Schedule 5.2(y), the Company and its Subsidiaries [A] have timely withheld proper and correct amounts in compliance with the Tax withholding provisions of all applicable Regulations for all compensation paid to the officers and employees of the Company and its Subsidiaries, [B] have correctly and properly prepared and duly and timely filed all Tax Returns relating to such amounts withheld from its officers and employees and to their employer liability for employment Taxes under the Code and applicable state and local Regulations, and [C] have duly and timely paid and remitted to the appropriate taxing authorities the amounts withheld from their officers and employees and any additional amounts that represent their employer liability under applicable Regulations for employment Taxes.

                         (iii) Except as indicated on Schedule 5.2(y), the income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service and the

         Franchise Tax Board of the State of California for all taxable years of the Company through the year ended December 31, 1992.


                         (iv) Except as disclosed on Schedule 5.2(y) the Company and its Subsidiaries have paid, have duly reserved for in the Financial Statements in accordance with GAAP, or, as reflected on
         Schedule 5.2(y), are contesting in good faith, all Taxes required by applicable Regulations to have been paid prior to the date hereof.

                         (v) Except as described in Schedule 5.2(y), no issue has been raised in writing by the Internal Revenue Service or any state or local taxing authority in connection with any audit of any Tax Return which the Company or its Subsidiaries have filed that will have, or which the Company reasonably believes may have, a significant effect for any taxable year of the Company or its Subsidiaries which, as of the date hereof, remains open for assessment.

                         (vi) The Financial Statements include and Schedule 5.2(y) discloses, for all periods up to and including the Effective Time (including the final partial period of the Company and its Subsidiaries which ends on such date), adequate provision for all unpaid applicable Taxes relating to the Company and its Subsidiaries.

                         (vii) None of the Company or any of its Affiliates is a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

                         (viii) Except as reflected on Schedule 5.2(y), none of the Company or any of its Affiliates is a party to any Tax sharing or Tax allocation agreement.

                  (z) Reserved.

                  (aa) Accounts Receivable. All of the accounts receivable shown on the balance sheets contained in the Interim Financial Statements (exclusive of accounts receivable from the Association) [A] reflect actual transactions, [B] have arisen from bona fide transactions in the ordinary and usual course of the conduct of the Business (except as disclosed on Schedule 5.2(aa)), and [C] to the knowledge of the Stockholders and the Company, are not subject to any setoff or counterclaim and are fully collectible in accordance with the terms of the underlying contracts, subject to the reserve(s) shown on the Interim Financial Statements, which in all respects is (are) adequate.

                  (bb) Inventory. The values at which Inventory is shown on the Interim Financial Statements have been determined in accordance with the normal valuation policies of the Company and its Subsidiaries, consistently applied. The Inventory as of the date of this Agreement consists only of items of a quality and quantity commercially usable or saleable in the ordinary course of business.

                  (cc) Labor Relations. Except as described on Schedule 5.2(cc)
         (i) the Company is not a party to any collective bargaining or union contract and is not aware of any current union organization effort or campaign with respect to its employees, and (ii) during the most recent five-year period, neither the Company nor any of its Subsidiaries has received [A] any written notice of any pending or threatened unfair labor practice complaints, and [B] any notice of, and there have not been, any strikes, slowdowns, work stoppages, lockouts, material labor disputes or other material labor controversy, or threats thereof, by or with respect to any of its employees.

                  (dd) Insurance. Schedule 5.2(dd) to this Agreement constitutes a full and complete list of all insurance policies maintained by the Company and its Subsidiaries necessary or required for the operation of their respective businesses, properties and employees. Except as reflected on Schedule 5.2(dd), all such policies are in full force and effect and, to the knowledge of the Stockholders and the Company, no event has occurred that would give any insurance carrier a right to terminate any such policy. The Company has received no written notice of any default, cancellation or non-renewal with respect to any of such policies. Except as disclosed on Schedule 5.2(dd), all premiums due on such policies have been paid in full or have been duly accrued for in the Interim Financial Statements in accordance with GAAP and, other than as set forth in Schedule 5.2(dd), none of such policies provides for retrospective premium adjustments.

                  (ee) Bank Accounts. Since May 31, 1996, and except for changes incident to the merger of First Interstate Bank with Wells Fargo Bank, there has been no change in the banking or safe deposit arrangements of the Company and its Subsidiaries and none of them have granted any powers of attorney. A list of all bank accounts, safe deposit boxes and powers of attorney of the Company and its Subsidiaries and of all Persons authorized to act with respect thereto is set forth on Schedule 5.2(ee).

                  (ff) Employee Benefits and Plans.

                       (i) Schedule 5.2(ff) to this Agreement lists all Employee Plans of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is obligated to adopt any additional Employee Plans. True, correct and complete copies of all Employee Plans and related documents, including amendments thereto, any related trust agreements, any documents setting out the Company's and its Subsidiaries' personnel policies and procedures, any insurance contracts under which benefits are provided, as currently in effect, and descriptions of any such plan that is not written, have been supplied to Acquisition. Acquisition has also been provided with a copy of the Summary Plan Description, if any, for each Employee Plan, as well as copies of any other summaries or descriptions of any such Employee Plans that are currently provided to employees or other beneficiaries.


                           (ii) The Company and its Subsidiaries have fulfilled their respective obligations, to the extent applicable, under the minimum funding requirements of Section 302 of the Employee Retirement Insurance Security Act, as amended and the regulations thereunder ("ERISA") and Section 412 of the Code, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to such requirements. Except as disclosed on Schedule 5.2(ff), each Employee Plan is in compliance in all material respects with, and has been administered in all material respects consistent with, the applicable provisions of ERISA, the Code and state Regulations including, but not limited to, all applicable reporting and disclosure requirements under the Code, ERISA and state Regulations. The Company and its Subsidiaries have made all payments to all Employee Plans as required by the terms of each such plan in accordance, if applicable, with the actuarial and funding assumptions in effect as of the most recent actuarial valuation of such plans. All required actuarial valuations and reports relating to said plans have been prepared, and a copy of the
                                       19
         most recent actuarial valuation and report for each pension plan, as defined in Section 3(2) of ERISA, has been provided to Acquisition, if applicable. The Company or its Subsidiaries, as the case may be, have filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 for each Employee Plan attributable to them for all years and periods for which such reports were required and within the time period required by ERISA and the Code, and true, correct and complete copies of such reports for the past three (3) years are attached hereto as a part of Schedule 5.2(ff). The foregoing representations and warranties regarding reporting and disclosure obligations under ERISA shall not apply to the Employee Plans described in Section 5.2(ff)(xi). The Company and its Subsidiaries have funded or will fund each Employee Plan attributable to it in accordance with and to the extent required by its terms through the Effective Time, including the payment of applicable premiums on any insurance contract funding an Employee Plan for coverage provided through the Effective Time. The Partnership has made all contributions for the current year for all Employee Plans as are required to be made by applicable Regulation or the terms of such Employee Plans and consistent with past practice, and will make all contributions for the current year for all Employee Plans as are required to be made by applicable Regulation or the terms of such Employee Plans and consistent with past practice for the period between the date of this Agreement and the Effective Time.

                           (iii) No "prohibited transaction", as defined in
         Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any such Employee Plan, and no civil or criminal action brought pursuant to Part 5 of Title I of ERISA is pending or, to the knowledge of the Stockholders or the Company threatened in writing against any fiduciary of any such plan with respect to such plan, which, in either of such events, which would result in a Material Adverse Effect or Material Adverse Change.


                           (iv) The Internal Revenue Service has issued a letter for each employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be a qualified plan under Section 401(a) of the Code (copies of which Stockholders have caused the Company to deliver to Acquisition), determining that such plan is a qualified plan under Section 401(a) of the Code, and, except as described on Schedule 5.2(ff), there has been no occurrence since the date of any such determination letter that has adversely affected such qualification and each plan is so qualified. In addition, neither the Company nor any of its Subsidiaries maintains any plan or arrangement intended to qualify under Section 501(c)(9) of the Code. Furthermore, neither the Internal Revenue Service nor the Department of Labor, to the knowledge of the Stockholders and the Company, is currently auditing any tax qualified plan of the Company and its Subsidiaries, and the Company and its Subsidiaries have not received any written notice, of an impending audit or review of any such arrangements from the Internal Revenue Service or the Department of Labor.

                           (v) Each Employee Plan that provides medical benefits has been operated in compliance with all requirements of Section 4980B(f) of the Code and Sections 601 through 608 of ERISA relating to continuation of coverage under certain circumstances in which coverage would otherwise cease, except where non-compliance would not result in a Material Adverse Effect or Material Adverse Change.

                           (vi) Except as described on Schedule 5.2(ff), neither the Company, its Subsidiaries, nor any entity that is treated as a single employer with the Company pursuant to

         Section 414(b), (c), (m) or (o) of the Code, currently maintains any Employee Plan that is subject to Title IV of ERISA, nor has the Company or any of its Subsidiaries previously maintained any such plan that has resulted in any liability or potential liability for the Company or any of its Subsidiaries under said Title IV. In the case of any Employee Plan that is subject to Title IV of ERISA, the Company or its Subsidiaries, as the case may be, has paid all premium payments required to be made to the Pension Benefit Guaranty Corporation or will make such payments by the Effective Time. There shall not be as of the Effective Time any outstanding unpaid waived funding deficiency within the meaning of Section 412(d) of the Code. No reportable event, as defined in Section 4043 of ERISA, other than a reportable event for which the 30-day notice requirement has been waived, or which results solely from the transactions contemplated by this Agreement, or which results from transactions described on Schedule 5.2(ff), has occurred with respect to any Employee Plan that is subject to Title IV of ERISA. Except as described on Schedule 5.2(ff), in the case of any such plan, the assets of such plan are at least sufficient to satisfy all benefit liabilities of the plan, within the meaning of Section 4001(a)(16) of ERISA.


                           (vii) Attached hereto as a part of Schedule 5.2(ff) is a two-year contribution history indicating the dollar amount contributed and the level of contribution as a percentage of compensation of covered participants for each profit sharing plan, stock bonus plan or other retirement plan to which the Company or any of its Subsidiaries makes discretionary contributions.

                           (viii) Except as described on Schedule 5.2(ff), neither the Company nor any of its Subsidiaries maintain any plan or program, nor is any a party to any agreement providing post-retirement medical benefits (other than benefits described in this Section 5.2(ff) or those required by Law), death benefits or other post retirement welfare benefits. A copy of any written description of post-retirement welfare benefits that has been provided to employees is attached hereto as a part of Schedule 5.2(ff). A list of each plan document, insurance contract or other written instrument providing for post retirement welfare benefits, together with a description of any advance funding arrangement that has been established to fund post retirement welfare benefits, are attached hereto as part of Schedule 5.2(ff). Schedule 5.2(ff) contains a list of those persons who are currently retired with a right to future post-retirement welfare benefits and also contains a list of employees who would be currently eligible for post retirement welfare benefits if they retired and satisfied any waiting period provided for under the applicable plan.

                           (ix) Neither the Company, its Subsidiaries, nor any employer referred to in this Section 5.2 maintains, or has ever contributed to or been required to contribute to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

                           (x) Except as reflected on Schedule 5.2(ff) (i) all Employee Plans have been operated and administered in all material respects in accordance with their respective terms and no materially inconsistent representation or interpretation has been made to any plan participant, and (ii) no lawsuit or written complaint (including any dispute of which the Company has received written notice that might reasonably be expected to result in a lawsuit or complaint against, by or relating to any Employee Plan or any fiduciary, as defined in
         Section 3(21) of ERISA) respecting or concerning an Employee Plan has been filed or is pending.

                           (xi) Prior to the Effective Time, the Company or its Subsidiaries, as the case may be, [A] shall submit to the U.S. Department of Labor the documents and penalty amount prescribed for "top-hat" plans under the Delinquent Filer Voluntary Compliance Program ("DFVCP") described in 60 FR 20874 (April 27, 1995) for each employee pension benefit plan, as defined in Section 3(2) of ERISA, which is unfunded and maintained for a select group of management or highly compensated employees, for which the Company or its Subsidiaries, as the case may be, has not timely filed with the Department of Labor a statement meeting the requirements of 29 C.F.R. 2520.104-23; and [B] shall file with the Internal Revenue Service all late Form 5500s for the severance/separation pay plan and any other Employee Plan which are due for plan years beginning on or after January 1, 1988 and submit to the U.S. Department of Labor the documents and penalty amount under the Delinquent Filer Voluntary Compliance Program ("DFVCP") for each Form 5500 which is past due for plan years beginning on or after January 1, 1988. A true and correct copy of all Form 5500s and documents which are submitted to the Internal Revenue Service and U.S. Department of Labor under the DFVCP pursuant to this Section 5.2(ff)(xi) will be delivered to Acquisition prior to the Effective Time.

                           (xii) Attached to Schedule 5.2(ff) is a list of all employees of the Company and each of its Subsidiaries whose salary exceeds $50,000 per year.

                           (xiii) Except as described on Schedule 5.2(ff), no Employee Plan exists that could result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G. No payment under any Employee Plan or otherwise contemplated to be made by the Company or its Subsidiaries constitutes a parachute payment within the meaning of Section 280G of the Code.

                  (gg) Condemnation. There is no pending or, to the knowledge of the Stockholders or the Company, threatened, condemnation, separation, or eminent domain proceeding affecting all or any part of the Real Property, and neither the Stockholders nor the Company have received any written notice of the same.

                  (hh) Payment of Wages. Except as described on Schedule 5.2(hh), the Company and each of its Subsidiaries has paid or accrued in full to all employees all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees irrespective of the basis under which such obligation arose.

                  (ii) Full Disclosure. None of the representations and warranties made by the Stockholders or the Company in this Agreement (including the Exhibits and Schedules hereto) or made in any certificate furnished by any Stockholder or the Company, contains any untrue statement of a material fact, or, to the knowledge of the Stockholders or the Company, omits to state any material fact the omission of which would be misleading.

                   5.3 Representations and Warranties of Acquisition. Acquisition hereby represents and warrants to the Company and the Stockholders that:

                  (a) Existence and Qualification; Power; Compliance With Laws. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition is duly qualified to transact business, and is in good standing, in its jurisdiction of organization and each other jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify and to be in good standing will not act to materially impair the enforceability of Acquisition's obligations, or Acquisition's ability to perform its obligations under this Agreement. Acquisition has all requisite corporate power and authority to conduct its business, to own and lease its properties and, subject only to approval of this Agreement by the Board of Directors of Acquisition, to execute and deliver this Agreement and consummate the transactions contemplated hereby.

                  (b) Compliance with Laws. Acquisition is in compliance with all laws and other legal requirements applicable to its business, has obtained all material authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or has obtained exemptions from any of the foregoing from, any governmental agency that are necessary for the transaction of its business or the execution and delivery of this Agreement and the performance of its obligations hereunder, except where the failure so to comply, file, register, qualify or obtain exemptions will not act to materially impair Acquisition's ability to perform its obligations under this Agreement.

                  (c) Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Acquisition have been duly authorized by all necessary corporate action, and do not:

                         (i) Except as set forth on Schedule 5.3(c), require any consent or approval not heretofore obtained of any director, stockholder, security holder or creditor of Acquisition or any other entity;

                         (ii) Violate or conflict with any provision of Acquisition's Certificate of Incorporation or By-Laws;

                         (iii) Except as set forth on Schedule 5.3(c) result in or require the creation or imposition of any Encumbrance upon or with respect to any property now owned or leased by Acquisition, except as may relate to Acquisition's obtaining financing in connection with the transactions contemplated by this Agreement;

                         (iv) Except as set forth on Schedule 5.3(c), or as would not act to materially impair Acquisition's ability to perform its obligations under this Agreement, violate any requirement of

         Regulations applicable to Acquisition;

                         (v) Except as set forth on Schedule 5.3(c), or as would not act to materially impair Acquisition's ability to perform its obligations under this Agreement, result in a breach of, constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any material contract to which Acquisition is a party or by which Acquisition, or any of its property is bound or affected. Acquisition is not in violation of, or default under, any requirement of law or material contract, or any indenture, loan or credit agreement described on Section 5.3(c)(v), in any respect that will act to materially impair Acquisition's ability to perform its obligations under this Agreement.

                  (d) No Governmental Approvals Required. Other than the filings provided for in Section 1.3 and those as set forth on Schedule 5.3(d) (together, the Acquisition Regulatory Filings"), no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any governmental agency is required to authorize or permit under applicable laws the execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby.

                  (e) Brokers and Finders. Except as set forth on Schedule 5.3(e), Acquisition has not employed any broker or finder or incurred any liability for any brokerage, finder's, or similar fees or commissions in connection with the transactions contemplated herein.

                  (f) Actions. Except for those matters set forth on Schedule 5.3(k), (i) there are no Actions pending as to which Acquisition, or any of its Subsidiaries have been served or have received written notice or, to the knowledge of Acquisition, threatened in writing against or affecting Acquisition or any of its property, and (ii) there is no reasonable basis, to the knowledge of Acquisition, for any Action against or affecting Acquisition or any of its property which in either of (i) or (ii) above would have the effect of prohibiting, preventing or impairing consummation of the transactions specified in this Agreement by Acquisition.

                  (g) Binding Obligations. This Agreement will, when executed and delivered by Acquisition, constitute the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms, except as enforcement may be limited by debtor relief laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

                  (h)  Business Experience, Investigation and Access to Data.


                           (i) Acquisition acknowledges that an Affiliate of Loewen will be one of Acquisition's stockholders. Acquisition also acknowledges that such Affiliate has the experience and ability necessary to evaluate the merits and risks of its acquisition of the Company.

                           (ii) It is expressly understood and agreed that none of the Company or the Stockholders are making, and none have made, any representation or warranty of any kind, express or implied, except for those specifically provided in Sections 5.1 and 5.2 of this Agreement. Except for the matters which are expressly covered by such representations and warranties, and upon which Acquisition intends to justifiably rely, Acquisition is relying on its own investigation and analysis in entering into this Agreement and consummating the transactions contemplated hereby. Nothing contained in the foregoing provisions of this Section 5.3(h), however, shall limit or modify the representations and warranties of the Company and/or the Stockholders as contained in this Agreement.

                           (iii) At the time of the execution and delivery of this Agreement, based solely upon the actual and direct knowledge of Lawrence Miller, G. Scott Mindrum, Paul J. Hart and Charles Kizina, after such inquiry and investigation as is reasonable under the circumstances, no breach of any representation or warranty made by the Stockholders and/or the Company in this Agreement has occurred.

                  (i) Financing Letters. Acquisition has received letters relating to equity and debt financing for the transactions subject to this Agreement and has delivered copies of the letters to the Company on the date of this Agreement. Acquisition has no reason to believe that the financings referred to in such letters will not be available to Acquisition at the Effective Time.

                                   ARTICLE VI

                                    COVENANTS

                  6.1 Interim Operations of the Company. The Company covenants and agrees that, after the date hereof and prior to the Effective Time, unless Acquisition shall have consented in writing thereto:

                  (a) except as set forth on Schedule 6.1(a), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and substantially in accordance with past custom and practice, and only to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, keep available the services of its officers and employees, and maintain its existing relations with customers, suppliers and business associates;

                  (b) the Company shall not (i) amend its Certificate of Incorporation or By-Laws or those of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding Shares or capital stock or equity interest in any Subsidiary; or (iii) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares or capital stock or equity interest in any Subsidiary;

                  (c) except as indicated on Schedule 6.1(c), neither the Company nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of Common Stock of any class of the Company or capital stock or equity interest in any Subsidiary, other than additional purchases of securities from wholly-owned Subsidiaries of the Company and, in the case of the Company; (ii) acquire directly or indirectly by redemption or otherwise any shares of the Common Stock of the Company; or (iii) acquire or make any material investment, whether by purchase, contributions to capital, property transfers or otherwise, in any other entity;

                  (d) Except as set forth on Schedule 6.1(d), neither the Company nor any of its Subsidiaries shall (i) grant any severance or termination pay to (except in accordance with existing Company policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or its Subsidiaries, (ii) establish, adopt, enter into or amend any Employee Plan, (iii) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof), or (iv) grant any increase in the compensation or benefits of any director, officer or employee not required by the terms of any Employee Plan; and

                  (e) neither the Company nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

                  (f) neither the Company nor any of its Subsidiaries shall, after the date hereof and prior to the Effective Time, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment facility, operating unit or employee of the Company or any of its Subsidiaries.

                  6.2 Covenants of Acquisition. Acquisition covenants and agrees that, after the date hereof and prior to the Effective Time, unless the Company shall have consented in writing thereto, each of Acquisition and its Affiliates shall use its reasonable best efforts to preserve its corporate organization intact and keep available the services of its officers.


                  6.3 Filings; Consents; Other Action. Subject to the terms and conditions herein provided, the Company and Acquisition shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other Company Regulatory Filings and Acquisition Regulatory Filings, and (b) use their commercially reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using their reasonable best efforts to obtain the consents referred to on Schedules 5.2(d) and 5.3(c) (provided that Acquisition shall not be obligated to enter into any financing arrangement on terms not acceptable to Acquisition). Each party shall promptly provide the other (or its counsel) copies of all filings in connection with the Merger made by such party under the HSR Act, Company Regulatory Filings and Acquisition Regulatory Filings in connection with this Agreement and the transactions contemplated hereby and thereby. In connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law, all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Acquisition or the Company shall be subject to the joint review of Acquisition and the Company, acting with the advice of their respective counsel, it being the intent that the parties hereto will consult and cooperate with each other, and consider in good faith the views of one another, in connection with any such analysis, presentation, memorandum, brief, argument, appearance, opinion or proposal; provided, however, that nothing herein shall prevent Acquisition or the Company from (i) making or submitting any such analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal in response to a subpoena or other legal process or as otherwise required by Regulation, or (ii) submitting factual information to the United States Department of Justice, the Federal Trade Commission, any other governmental agency or any court or administrative law judge in response to a request therefor or as otherwise required by Regulation. The Company and Acquisition each agrees to use its best efforts to litigate against the entry of, or to obtain the lifting of, any temporary restraining order or preliminary or permanent injunction or other governmental action in connection with the HSR Act or any other applicable federal or state antitrust or fair trade law. The existence of a temporary restraining order or the pendency of an action or proceeding described in the preceding sentence will operate only to delay the Effective Time until the thirtieth (30th) day following the lifting of such temporary restraining order or the conclusion of such action or proceeding; provided, however, that if such matter is not resolved by December 13, 1996, then Acquisition or the Company shall have the right to terminate this Agreement, as provided in Article VIII, and, in either case, the Letter of Credit (or the LOC Payment, as the case may be) and the No Shop Payment shall be returned to Acquisition, and no party hereto
(or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement.

                  6.4 Access. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford Acquisition's Representatives access, during normal business hours and upon reasonable request throughout the period prior to the Effective Time, to its Business, Assets, Books, Contracts and Records of itself and its Subsidiaries and to allow the conduct of such examination of the condition of the Company and its Subsidiaries, as Acquisition deems necessary or advisable to familiarize itself and its lenders with such Business, Assets, Books, Records, condition and other matters, and to investigate the accuracy and completeness of the representations and warranties of the Company hereunder and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Acquisition all information concerning the Business, Assets and personnel of itself and its Subsidiaries as Acquisition or its Representatives may reasonably request, provided that such access shall not unreasonably interfere with the conduct by the Company of the Business. Except as provided for in Sections 5.3(h) and 8.7, no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company or the Stockholders. All information so obtained shall be subject to the Confidentiality Agreement.

                  6.5 Publicity. Neither Acquisition nor the Company shall issue any press release after the date hereof or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other (which shall not be unreasonably withheld, conditioned or delayed), except to the extent that the disclosing party is advised by its counsel that such a press release or statement is required by applicable Regulations, and then only after consultation with the other party. The Company and Acquisition shall consult with each other prior to making any filings with any federal or state governmental or regulatory agency with respect to the Merger.

                  6.6 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Effective Time (a) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (except that Acquisition shall not be required to enter into any financing arrangements on terms not acceptable to Acquisition, although any such determination shall not impact on the Company's rights to draw on the Letter of Credit pursuant to Section 8.6(a)), (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Leases, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations, (iii) to give all notices to, and make all registrations and filings with, third parties, including without limitation submissions of information requested by governmental authorities, and (iv) to fulfill all conditions to this Agreement. As soon as practicable after the execution and delivery of this Agreement, Acquisition and the Company shall make all filings required under the HSR Act.

                  6.7 Benefits.

                  (a) Employment Agreements. The employment agreements in effect on the date hereof between the Company and the Persons set forth on

         Schedule 6.7(a) shall be terminated
         at and as of the Effective Time with no liability to the Company or Acquisition and shall be replaced by the Employment and Consulting Agreements provided for in Section 7.1(h).

                  (b) Indemnification. After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless, each present and former director and officer of the Company and each such person's personal representative, estate, testator or intestate successors (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any act or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement, other than any which arise out of or relate to a breach of this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent the Company would be permitted under California Law to indemnify its own directors and officers. In addition, the Surviving Corporation shall pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by the Surviving Corporation of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in such action or proceeding and to retain its own counsel, but the Surviving Corporation shall not be liable for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) Surviving Corporation has agreed to pay such fees and expenses, (ii) representation of the Indemnified Party by counsel provided by the Surviving Corporation would be inappropriate due to a conflict of interest between the Surviving Corporation and the Indemnified Party, or (iii) the Surviving Corporation shall have failed in a timely manner to assume the defense of the matter. The Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. The Surviving Corporation shall not, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include, as an unconditional term, the release by the claimant or plaintiff of such Indemnified Party from all further liability in respect of such claim. Any Indemnified Party wishing to claim indemnification under this Section 6.7(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.7(b) except to the extent such failure materially prejudices the Surviving Corporation). From and after the Effective Time, the Surviving Corporation shall make no amendment(s) or modification(s) to its Certificate of Incorporation and By-Laws which would impair, lessen or reduce in any material manner the directors and officers indemnification provisions contained in the Certificate of Incorporation and By-Laws of the Company as of the Effective Time. Acquisition shall cause to be maintained in effect for not less than twenty-four (24) months from the Effective Time, policies of directors' and officers' liability insurance to cover those persons who are or were directors and/or officers of the Company with respect to matters occurring prior to the Effective Time. Such insurance policies shall provide coverage in the aggregate amount of not less than $10 million and shall include terms and conditions which are no less advantageous to such directors and officers as those contained in the policies currently maintained by the Company. This Section 6.7(b) shall survive the consummation of the Merger and the Effective Time, is intended to benefit each present and former director and officer of the Company and their respective heirs and legal representatives (who shall be entitled to enforce the provisions hereof),and shall be binding upon all successors and assigns of Acquisition.

                  (c) Retention of Benefit Plan. Until December 31, 1997, Acquisition shall maintain and keep in full force and effect that certain 401(k) Savings Plan for Employees of Rose Hills Mortuary, Inc., adopted on September 23, 1987, as amended on December 22, 1989, February 22, 1993, November 1, 1993, December 21, 1994 and December 5, 1995.

                  6.8 Phantom 401(K) Plan. The Partnership shall terminate its Deferred Compensation Plan for Selected Executives of Rose Hills Mortuary, L.P. (the "Phantom 401(k) Plan") prior to the Effective Time. In terminating the Phantom 401(k) Plan the Partnership shall pay to the participants of such plan an amount equal to, in the aggregate, approximately, $ , representing the sum total of all the participants' account balances in the Phantom 401(k) Plan. Such payments shall be made prior to the Effective Time, and each participant shall, upon receiving such payment, grant a release from any and all liabilities relating to the Phantom 401(k) Plan in favor of any person or entity who may have any liability relating to the Phantom 401(k) Plan, including, but not limited to, the Company, the Mortuary and the Partnership. The release shall be in a form and content acceptable to Acquisition.

                  [6.9 Reserved.

                  6.10 Title Insurance.


                  (a) The Title Company has provided Acquisition with and Acquisition has reviewed and approved the Title Commitment and Survey for the Real Property, along with copies of all documents and instruments reflecting items noted as exceptions to title. The Title Commitment(s) have been appropriately annotated and initialled by the parties to reflect such approvals and are accompanied by copies of all endorsements which Acquisition requires and the Title Company has agreed to provide.

                  (b) Any liens, encumbrances, security interests, easements, restrictions, reservations, conditions, covenants, rights, rights-of-way, and other matters affecting title to the Real Property which are created or which may appear of record after the date of the Title Commitment(s) and Survey(s), as applicable, but before the Effective Time, and which are not reflected in the Title Commitment(s) or Survey(s) (collectively, "Intervening Liens") shall be subject to Acquisition's reasonable approval. Acquisition shall be deemed to have approved each such Intervening Lien unless it delivers to the Company written notice of disapproval specifically identifying grounds for such disapproval (an "Objection") within fifteen (15) days after Acquisition's receipt of written notice from the Title Company advising of the existence of such Intervening Lien. Acquisition shall not have the right to disapprove any Intervening Lien which has been previously approved (or deemed approved) by Acquisition, or which has been caused by Acquisition or any act of Acquisition, its agents, contractors, employees or invitees. If Acquisition makes an Objection to an Intervening Lien, then the Company and the Stockholders shall elect (i) to cure such Objection prior to the Effective Time and have the

         Title Commitment(s) and Survey(s) updated to reflect such cure (to the extent applicable), whereupon it will be deemed that such Intervening Lien is satisfactory to Acquisition, or (ii) to refuse to cure the Objection, unless the Intervening Lien shall be subject to being reduced to an ascertainable monetary amount, which the Company or the Stockholders shall pay, but not greater than $1 million (when aggregated with all amounts spent pursuant to Section 6.13 of this Agreement and Sections 6.3 and 6.10(b) of the Association Asset Purchase Agreement) as respects all Intervening Liens, in the aggregate, and Acquisition, if the Company and the Stockholders are not so required to cure, shall then have the right to either (x) waive the Objection, in which case such Intervening Lien shall become an additional Permitted Encumbrance for purposes of this Agreement, or (y) terminate this Agreement (and the Association Asset Purchase Agreement) by notifying the Company thereof within fifteen (15) days after the Company notifies Acquisition of the Company's and the Stockholders' inability or election not to cure the Objection and Acquisition shall then be entitled to return of the Letter of Credit (or the LOC Payment, as the case may be) and the No Shop Payment. If Acquisition does not so timely elect to terminate this Agreement, then Acquisition shall be deemed to have waived the Objection and such Intervening Lien shall become an additional Permitted Encumbrance for purposes of this Agreement. A commitment of the Title Company to insure over any Intervening Lien constitutes cure by the Company and the Stockholders of the Objection so long as the Company shall pay all additional title and survey charges with respect thereto. Notwithstanding the foregoing, the Company shall not cause, create, allow or permit the creation of any Intervening Lien unless such Intervening Lien is required by law.

                  6.11 Preneed Contracts and Trust Funds. The Stockholders will, upon receipt of written notice from Acquisition, reimburse Acquisition for the cost of fulfilling all Preneed Contracts, funded by trust funds that are not properly funded in accordance with Section 5.2(r). Upon receipt of written notice from Acquisition, the Stockholders shall pay to Acquisition, and indemnify Acquisition for, the amount of any shortfall without limit as to amount. "Shortfall" means the difference as of the Effective Time between all amounts legally or contractually required to be placed in trust by the Company with respect to the Preneed Contracts and the amounts placed in trust by the Company with respect to the Preneed Contracts. The Company will not withdraw or permit the withdrawal of any monies from the Funds before the Effective Time other than in accordance with Regulations and the terms of the Preneed Contracts. At the Effective Time, the Company will take all such action as may be required by applicable Regulations and otherwise in order for Acquisition to replace the trustees and other fiduciaries of the Funds and any other trust funds and accounts relating to the Preneed Contracts, and will execute all necessary documentation that Acquisition may require with respect thereto.

                  6.12 Resignation/Election of Trustees. The Company and Acquisition shall arrange for replacement of all persons presently serving as trustees or other fiduciaries of funeral service and other similar type trusts and plans currently maintained by the Company, with persons selected by Acquisition, which shall be effective at the Closing.

                  6.13 Notification of Certain Matters. From the date hereof through the Effective Date, the Company and the Stockholders shall give prompt notice to Acquisition , and Acquisition shall give prompt notice to the Company and the Stockholders, of (a) the occurrence, or failure to occur, of any event, which would be likely to cause any representation or warranty contained in this Agreement, or in any exhibit or schedule hereto, and made by such party, to be untrue or inaccurate in any respect, and (b) any failure of the Company and the Stockholders or Acquisition, as the case may be, or any of their respective Affiliates or Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any exhibit or schedule hereto; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company and the Stockholders shall promptly notify Acquisition of any Default by such party, the written threat or commencement of any Action, or any development that occurs before the Effective Time that could in any way affect the Company and the

Stockholders, the Assets or the Business. Further, if at any time prior to the Effective Time, Acquisition shall learn (which, for the purposes of this Section 6.13, consists of the actual and direct knowledge of any of Lawrence Miller, Paul J. Hart, Charles Kizina and G. Scott Mindrum) that any representation or warranty contained in this Agreement or in any exhibit or schedule hereto and made by the Company or the Stockholders is untrue or inaccurate in any respect, Acquisition shall notify the Company and the Stockholders thereof and, if Acquisition has not waived such untruth or inaccuracy, the Company and the Stockholders shall cure the untruth or inaccuracy, without any obligation so to do, except that if the untruth or inaccuracy can be cured by the payment of a monetary amount, then the Company and the Stockholders shall so do, but the Company and the Stockholders shall not be obligated to expend more than $1 million (when aggregated with all amounts spent pursuant to Section 6.10 of this Agreement and Sections 6.3 and 6.10(b) of the Association Asset Purchase Agreement) to cure all such untruths or inaccuracies. If the Company or the Stockholders are not required to cure the untruth or inaccuracy as set forth in the preceding sentence, Acquisition may (a) waive such untruth or inaccuracy, or
(b) to terminate this Agreement (and the Association Asset Purchase Agreement) and, in the later instance, the Letter of Credit (or the LOC Payment, as the case may be) and the No Shop Payment shall be returned to Acquisition and no party hereto or any of its directors or officers shall have any liability or further obligation to any other party to this Agreement, other than as provided for in Article XII.

                  6.14 Supplemental Employee Retirement Plan. The Company, Acquisition and the Persons identified on Schedule 6.7(a), shall arrange for the transfer of the whole life insurance policies described on Schedule 5.2(dd), relating to the Rose Hills Mortuary, LP Supplemental Employee Retirement Plan (the "SERP") to a Rabbi Trust, having terms acceptable to all of them and becoming effective at the Closing.

                  6.15 Assistance in Financing. The Company acknowledges that Acquisition currently intends that payment of the Cash Consideration pursuant to
Section 4.1 will be financed, in part, by an offering of securities and the arranging of senior bank debt financing. The Company will provide customary assistance in connection with Acquisition's efforts to raise such financing, including, without limitation, making senior management reasonably available for meetings with prospective lenders and investors and cooperating in the preparation of offering documents and necessary financial and business information to enable documents, including the financial statements of the Company, to comply with the rules and regulations of the Securities and Exchange Commission, it being recognized that (a) neither the Company (prior to Closing) nor the Stockholders will have any responsibility with respect to such compliance, (b) the Company and the Stockholders and members of the Company's management will be appropriately indemnified by Acquisition and/or Loewen in connection therewith, and (c) Acquisition and/or Loewen will pay any travel expenses incurred by the Company's executive officers in connection therewith.

                  6.16 Restrictions on Transfer.

                  (a) Each Stockholder (i) acknowledges that the Loewen Shares are not registered under the Securities Act and that the Loewen Shares to be acquired by such Stockholder must be held indefinitely by such Stockholder unless they are subsequently registered under the Securities Act or an exemption from registration is available, (ii) is aware that any routine sales under Rule 144 under the Securities Act of Loewen Shares may be made only in limited amounts and in accordance with the terms and conditions of Rule 144 and that in such cases where Rule 144 is not applicable, compliance with some other registration exemption will be required, (iii) is aware that Rule 144 may not presently be available for use by such Stockholder for resale of any Loewen Shares, and (iv) is aware that, except as provided in the Share Insurance and Registration Rights Agreement, Loewen is not obligated to register under the Securities Act any sale, transfer or other disposition of the Loewen Shares..

                  (b) Each Stockholder acknowledges that Loewen is not required to register the transfer of the Loewen Shares on the books of Loewen unless Loewen shall have been provided with an opinion of counsel reasonably satisfactory to it prior to such transfer to the effect that registration under the Securities Act or any applicable state securities law is not required in connection with the transaction resulting in such transfer. Each certificate for the Loewen Shares issued upon any transfer as above provided shall bear the restrictive legend set forth in Section 6.17, except that such restrictive legend shall not be required if the opinion of counsel reasonably satisfactory to Loewen referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act and any applicable state securities law.

                  6.17 Restrictive Legend. Each certificate representing the Loewen Shares shall be stamped or otherwise imprinted with the following legend:

                           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM, AND ANY SALE OR OTHER TRANSFER IS FURTHER SUBJECT TO THE RESTRICTIONS SET FORTH IN THE CERTAIN AGREEMENT AND PLAN OF MERGER DATED SEPTEMBER , 1996 BETWEEN ROSES, INC. AND ITS STOCKHOLDERS AND TUDOR ACQUISITION CORP.]"

                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE
                  LISTED ON THE TORONTO STOCK EXCHANGE AND THE MONTREAL EXCHANGE; HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF SUCH EXCHANGES SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE OR THE MONTREAL EXCHANGE."

Each share certificate to be delivered must be accompanied by a letter from The Loewen Group Inc. stating that:

         (a) The securities represented by this certificate cannot be traded through the facilities of The Toronto Stock Exchange or on The Montreal Exchange since the certificate is not freely transferrable and consequently is not "good delivery" in settlement of transactions on The Toronto Stock Exchange or on The Montreal Exchange; and

         (b) The Toronto Stock Exchange and The Montreal Exchange would deem the security holder to be responsible for any loss incurred on a sale made by such holder in such securities.

                  6.18 Termination of Restrictions on Transferability. The conditions imposed by Section 6.16 upon transferability of the Loewen Shares shall cease and terminate as to any of the Loewen Shares when (i) such securities shall have been registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition by the seller thereof set forth in the registration statement covering such securities, or (ii) at such time as an opinion of counsel satisfactory to Loewen shall have been rendered as required pursuant to the second sentence of Section 6.16(b) to the effect that the restrictive legend on such securities is no longer required, but in any event not prior to one year from the Effective Time, or (iii) when such securities are transferable in accordance with the provisions of Rule 144 promulgated under the Securities Act and Section 6.16(b) above. Whenever the conditions imposed by Section 6.16 shall terminate as hereinabove provided with respect to any of the Loewen Shares, the holder of any such securities bearing the legend set forth Section 6.17 as to which such conditions shall have terminated shall be entitled to receive from Loewen, without expense (except for the payment of any applicable transfer tax) and as expeditiously as possible, new stock certificates not bearing such legend.

                  6.19 Rights of First Refusal. Each Stockholder hereby waives any and all rights it may have pursuant to any written or oral agreement or otherwise to purchase or restrict the transfer of the stock, assets or any other interest in the Company (or any of its Affiliates) or the Association (or any of its Affiliates) as may arise due to the execution and delivery of this Agreement by the Company and Stockholders.

                                   ARTICLE VII

                                   CONDITIONS

                  7.1 Conditions to Obligations of Acquisition. The obligation of Acquisition to consummate the Merger is subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Acquisition, as the case may be, to the extent permitted by applicable law:

                  (a) Stockholder Approval. This Agreement shall have been duly approved by (i) the requisite number of stockholders and the Board of Directors of Acquisition and (ii) the requisite number of the Stockholders and the Board of Directors of the Company, in each case in accordance with the charter and by-laws provisions of such entity and, in the case of (ii), the Company, so as to make the transactions contemplated by this Agreement binding on Acquisition, the Company and the Stockholders.

                  (b) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated. Except for the filings provided for in
         Section 1.3, the Company Regulatory Filings, Acquisition Regulatory Filings and all other filings required to be made prior to the Effective Time by Acquisition or the Company with, and all consents, approvals, orders, registrations and authorizations required to be obtained prior to the Effective Time by Acquisition or the Company from, governmental and regulatory authorities in connection with the execution and delivery of this Agreement by the Company or Acquisition and the consummation of the transactions contemplated hereby by the Company and Acquisition shall have been made or obtained (as the case may be), except where the failure to have obtained or made such consent, filing, authorization, order, approvals or registration would not have a Material Adverse Effect or Material Adverse Change or materially impair the ability of Acquisition to perform its obligations under this Agreement.

                  (c) Actions. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order") which is in effect and makes illegal or prohibits consummation of the transactions contemplated by this Agreement; provided that Acquisition shall have used reasonable efforts to obtain the removal of any Order.

                  (d) Continuing Warranties; Certificate. The representations and warranties of the Stockholders and the Company contained in Section
         5.2 shall be true and correct in all respects on and as of the Effective Time as though made on and as of the Effective Time, except for (i) changes contemplated by this Agreement or in the Disclosure Schedule, or (ii) where such untruth or incorrectness would not have a Material Adverse Effect or result in a Material Adverse Change, and the Company shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and Acquisition shall have received at the Effective Time certificates to the foregoing effect, dated the Effective Time, and executed by the Stockholders and on behalf of the Company by an executive officer of the Company.

                  (e) Certain Authorizations and Consents. All Consents, including, without limitation, those items referred to in Schedule 5.2(d), shall have been obtained by (i) the Company or (ii) Acquisition, as the case may be, (or, if such consent relates to indebtedness of the Company and such consent has not been obtained, provision for the discharge of such indebtedness has been made), except where the failure to obtain any such consent would not have a Material Adverse Effect or result in a Material Adverse Change or materially impair the ability of Acquisition to perform its obligations under this Agreement.

                  (f) No Material Adverse Change. From and including the date hereof, there shall not have occurred any event which has had a Material Adverse Effect or Material Adverse Change.

                  (g) Opinion of Counsel to the Company. The Company shall have delivered to Acquisition an Opinion of O'Melveny & Myers LLP, counsel to the Company, dated the Effective Time, in form and substance acceptable to Acquisition and its counsel.

                  (h) Employment and Consulting Agreements. Each of the Persons identified on Schedule 6.7(a), shall have executed and delivered employment or consulting agreements with the Company, effective at the Effective Time, substantially in the form appended hereto as Exhibit E.

                  (i) Resignations, etc. Resignations executed by each officer and director of the Company and each of its Subsidiaries effective as of the Effective Time, except as contemplated by the Employment Agreements, and the resignations of those trustees and other fiduciaries as contemplated by Section 6.12, shall have been delivered to Acquisition.

                  (j) Other Agreements. The Stockholders and Company shall have executed and delivered any and all other agreements as may reasonably be necessary, appropriate and/or desirable in order to consummate the transaction subject of this Agreement, including, without limitation, all documents necessary to cancel and terminate, effective as of the Effective Time, the following agreements: Shareholders Agreement dated December 30, 1994, Option Agreement dated May 2, 1990, Operation and Management Agreement dated October 1, 1989, Shared Facilities Contract dated May 2, 1990, Tax Matters Agreement dated May 2, 1990, Murrieta Management Agreement dated December 30, 1992, Assignment, Assumption and Amendment Agreement dated May 2, 1990 and any other agreements between the Stockholders, the Company or its Subsidiaries and the Association.

                  (k) Outstanding Checks. Funds shall remain on deposit at the Effective Time in each checking account maintained by the Company and each of its Subsidiaries sufficient in amount to cover all outstanding checks or drafts drawn against such accounts.

                  (l) Satisfaction of Indebtedness. At or prior to the Effective Time, Acquisition shall have received reasonable assurances from Wells Fargo Bank, N.A. ("Wells Fargo") that promptly following repayment of the indebtedness owed by the Company or any of its Subsidiaries to Wells Fargo at or after the Effective Time, Wells Fargo will release all Encumbrances collateralizing such indebtedness.

                  (m) Title Policy. Acquisition shall have received the ALTA Extended Owner's Policy of Title Insurance contemplated by the Title Commitment, or, in substitution therefor,the Title Commitment and all endorsements as "marked", initialed and dated by the Title Company, having the same affect as if the actual policy was then being delivered.

                  (n) Association Asset Purchase Agreement. The transactions contemplated by the Association Asset Purchase Agreement shall be consummated concurrently with consummation of the transactions contemplated by this Agreement.

                  (o) Financing. Acquisition shall have secured the equity and debt financing on terms and conditions acceptable to Acquisition necessary to provide sufficient funds in order to allow consummation of the transactions specified in this Agreement, the Association Asset

         Purchase Agreement and repayment of the Company's indebtedness to Wells Fargo and to the Association.

                  (p) [Reserved]

                  (q) Nine Months Financial Statements. The Stockholders and the Company shall have delivered the unaudited Balance Sheet, Statement of Income and Statement of Cash Flow of the Partnership for the nine (9) month period ending September 30, 1996, which shall fairly present in all material respects in accordance with GAAP, the financial condition, results of operations and cash flows of the Partnership as of such date and for the period covered thereby, subject to normal year end accruals and audit adjustments, none of which are expected to be material, and the absence of footnotes.

                  (r) Title to Assets Other than Real Property. The Company and its Subsidiaries shall have title to all of the Assets consisting of tangible and intangible personal property which are necessary or required for the conduct of the Business, in each case free and clear of any and all Encumbrances, except Permitted Encumbrances.

                  (s) Preneed Contracts. The Company and its Subsidiaries shall have deposited in trust in respect of all Preneed Contracts arising on or before the Effective Date all amounts as are required by all applicable Regulations and/or the underlying Preneed Contracts in accordance with their respective terms.

                  (t) Covenants Not to Compete. Each of the Persons identified in Schedule 6.7(a) shall have executed and delivered a Covenant Not to Compete in favor of Acquisition and Parent at the Effective Time in the form appended hereto as Exhibit F.

                  (u) No Indebtedness. At the Effective Time, there shall be no items of indebtedness (i) owing by the Company or any of its Subsidiaries to the Association or any subsidiary of the Association or by the Association or any subsidiary of the Association to the Company or any of its Subsidiaries and the Company shall have received a Release from the Association, effective as of the Effective Time, with respect to all liabilities or claims relating to matters occurring prior to the Effective Date, or (ii) owing by the Company or any of its Subsidiaries to the Stockholders or any of them.

                  7.2 Conditions to Obligations of the Stockholders and the Company. The obligations of the Company to consummate the Merger and the obligations of the Stockholders hereunder, are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company or the Stockholders to the extent permitted by applicable law:

                  (a) Stockholder Approval. This Agreement shall have been duly approved by the requisite number of stockholders and the Board of Directors of Acquisition and the requisite number of the Stockholders and the Board of Directors of the Company, in each case in accordance with applicable law and the charter and by-laws provisions of Acquisition and the Company necessary in order to make the transactions contemplated herein binding on the Company and the Stockholders and Acquisition.

                  (b) Governmental and Regulatory Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, (ii) except for the filings provided for in Section 1.3, the Company Regulatory Filings, Acquisition Regulatory Filings and all other filings required to be made prior to the Effective Time by Acquisition or the Company with, and all consents, approvals, orders, registrations and authorizations required to be obtained prior to the Effective Time by Acquisition or the Company from governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Acquisition or the Company and the consummation of the transactions contemplated hereby by the Company and Acquisition shall have been made or obtained (as the case may be), except where the failure to have obtained or made such consent, filing, authorization, order, approvals or registration would not have a Material Adverse Effect or Material Adverse Change.

                  (c) Order. There shall be in effect no Order which makes illegal or prohibits consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall have used its reasonable efforts to obtain the removal of any Order.


                  (d) Continuing Warranties; Certificate. The representations and warranties of Acquisition contained in Section 5.2 shall be true and correct in all material respects on and as of the Effective Time as though made on and as of the Effective Time, except for the changes contemplated by this Agreement, and Acquisition shall have performed in all material respects all of its obligations hereunder theretofore to be performed, and the Company shall have received at the Effective Time certificates to the foregoing effect, dated the Effective Time, and executed on behalf of Acquisition by an executive officer of Acquisition.

                  (e) Certain Authorizations and Consents. All Consents referred to in Schedule 5.3(d) shall have been obtained by Acquisition, except to the extent that the failure to obtain such consents would not act to materially impair Acquisition's ability to perform its obligations under this Agreement.

                  (f) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event which has had a material adverse effect on the ability of Acquisition to perform its obligations under this Agreement.

                  (g) Opinion of Counsel to Acquisition. Acquisition shall have delivered to the Company and the Stockholders an Opinion of Stradley, Ronon, Stevens & Young, counsel to Acquisition, dated the Effective Time, in form and substance acceptable to the Company and its counsel.

                  (h) Employment and Consulting Agreements. Acquisition shall have executed and delivered to each of the Persons identified on
         Schedule 6.7(a) and each such Persons shall have entered into, an Employment or Consulting Agreement with Acquisition in the form appended hereto as Exhibit E.

                  (i) Other Agreements. Acquisition shall have executed and delivered any and all other agreements as may be necessary, appropriate and/or desirable in order to consummate the transaction subject of this Agreement.

                  (j) Association Asset Purchase Agreement. The Association Asset Purchase Agreement shall be consummated concurrently with consummation of the transactions contemplated by this Agreement.

                  (k) Due Diligence Certificate. Acquisition shall deliver to the Stockholders a certificate based solely upon the actual and direct knowledge of Lawrence Miller, Paul J. Hart, Charles Kizina and G. Scott Mindrum (after such inquiry and investigation as is reasonable under the circumstances), indicating that, at the Effective Time, no breach of any representation or warranty by the Stockholders and/or the Company has occurred.


                  (l) Share Issuance and Registration Rights Agreement. Loewen shall execute and deliver to the Stockholders the Share Issuance and Registration Rights Agreement.

                  (m) Guaranty of SERP and Employment and Consulting Agreements. Loewen shall have issued its written guaranty of the obligations of Acquisition under and pursuant to the SERP and the Employment and Consulting Agreements referred to in Section 7.1(h), in form and substance reasonably acceptable to the Persons described in Section 6.7(a).

                                  ARTICLE VIII

                                   TERMINATION

                  8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Acquisition's Common Stock or the Shares, by the mutual written consent of Acquisition and the Company by action of their respective Boards of Directors.

                  8.2 Termination by Either Acquisition or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Acquisition or the Company (and by written notice to the other party) if the Merger shall not have been consummated by December 13, 1996, provided that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed materially to the failure to consummate the Merger.

                  8.3 Termination by Acquisition. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Acquisition (with written notice to the Stockholders and the Company), if (i) the Company or any of the Stockholders shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company or any of the Stockholders at the time of such termination and such failure has not been cured within fifteen (15) days of notice to the Company and the Stockholders from Acquisition, provided that such time shall not extend beyond December 13, 1996, or (ii) any representation or warranty by the Company or any of the Stockholders contained in this Agreement shall be incorrect or untrue except where such incorrectness or untruth would not have a Material Adverse Effect or result in a Material Adverse Change.

                  8.4 Termination by the Company or the Stockholders. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company or by unanimous action of the Stockholders, acting as a whole (with written notice to Acquisition), if (i) Acquisition shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Acquisition at the time of such termination and such failure has not been cured within fifteen (15) days of notice to Acquisition from the Company, provided that such time shall not extend beyond December 13, 1996 or (ii) any representation or warranty by Acquisition contained in this Agreement shall be incorrect or untrue, except where such incorrectness or untruth would not have a material adverse effect on Acquisition's ability to perform its obligations under this Agreement.

                  8.5 Effect of Termination and Abandonment. Subject to the provisions of Section 8.6(c), in the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VIII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except for such obligations as are set forth in Article XII hereof.

                  8.6 Deposits.

                  (a) Concurrently with the execution of this Agreement, Acquisition has delivered to the Company and/ or the Stockholders an irrevocable letter of credit drawn on Bank of Montreal ("Bank") in the amount of $6.9 million having a maturity date of December 12, 1996 (the "Letter of Credit"). At the Effective Time, the Letter of Credit shall be returned to Acquisition as against delivery by Acquisition of the amount represented thereby; provided, however, that if the Effective Time occurs after November 26, 1996, but prior to December 13, 1996, and the Company has drawn against the Letter of Credit, the proceeds of the Letter of Credit shall be applied as provided in Section 4.1(a)(i). In the event that the Stockholders and the Company shall commit a breach of this Agreement, and, as a consequence thereof, Acquisition has elected to terminate this Agreement pursuant to Section 8.3, the Letter of Credit or, if the Letter of Credit has been drawn against, the proceeds of the Letter of Credit, shall be returned or paid to Acquisition. The Company and/or the Stockholders may draw upon the Letter of Credit upon delivery to the Bank of a certificate executed by a duly authorized officer of the Company which states as follows:

                                  (i) I am duly sworn according to law; (ii) I
                  am the duly elected and incumbent [officer] of the Company;
                  (iii) as of November 26, 1996, no Closing (as defined in that
                  certain Agreement and Plan of Merger dated September   , 1996,
                  as to which Roses, Inc., the Stockholders of Roses, Inc., and Tudor Acquisition Corp. are parties [the "Agreement"]) has occurred; (iv) all conditions to Acquisition's obligations to close (other than the conditions specified in Section 7.1(a)(i), the second sentence of Section 7.1(b) and Sections 7.1(e)(ii), 7.1(g), 7.1(j), 7.1(k), 7.1(l), 7.1(m), 7.1(n),
                  7.1(o) and 7.1(u) of the Agreement) have been fulfilled; the Company has delivered to Acquisition not later than three (3) days prior to the Company's draw on the Letter of Credit a notice stating that with respect to those conditions set forth in Sections 7.1(e)(ii), 7.1(g), 7.1(j), 7.1(k), 7.1(m) and
                  7.1(u) of the Agreement, none of the Company nor the Stockholders has any reason to believe that such conditions would not be satisfied if the Effective Time had occurred on the date of the draw of this Letter of Credit; and
                  (vi) the Association has delivered to the Bank its certificate pursuant to Section 6.12 of the Association Asset Purchase Agreement.

                  (b) Pursuant to that certain No Solicitation Agreement dated July 15, 1996 between LGII, the Association, the Company and the Stockholders (the "No Shop Agreement"), the sum of $1.0 million has been paid to the Company (the "No Shop Payment") (the Letter of Credit, or proceeds thereof, and the No Shop Payment are sometimes collectively referred to herein as the "Deposits").

                  (c) If this Agreement shall be terminated by the Company pursuant to Section 8.2 (so long as the Company is in compliance with the proviso of that Section) or by the Company or the Stockholders pursuant to Section 8.4, then the Company and the Stockholders shall be entitled to retain the Deposits as liquidated damages which shall be their sole and exclusive remedy; otherwise, the Deposits shall be paid to Acquisition.

                  8.7 Effect of Closing Over Known Unsatisfied Conditions. If, with actual knowledge of the failure of any condition, any of the Company, the Stockholders or Acquisition elects to proceed with the Closing, the condition that is unsatisfied at the Closing Date shall be deemed to be waived and, if required by the other parties, the electing party shall so acknowledge by a writing delivered at the Closing.

                                   ARTICLE IX

                            MISCELLANEOUS AND GENERAL

                  9.1 Payment of Expenses. Irrespective of whether or not the Merger shall be consummated, each party hereto shall pay its own legal, accounting, investment banking, consulting, valuation and other advisory fees and out of pocket expenses incident to preparing for, entering into and carrying out this Agreement. Notwithstanding the foregoing sentence, nevertheless, except to the extent otherwise provided for in Section 6.10, the Stockholders and Acquisition shall each bear one-half (1/2) of (a) the costs, expenses and premium for the ALTA Extended Coverage Owner's Policy of Title Insurance to be issued by the Title Company at the Effective Time in accordance with the Title Commitment and the cost of zoning, subdivision and map act, non-imputation and comprehensive affirmative coverage endorsements relating to the Real Property; provided, however, that the cost of all other affirmative coverage endorsements to be issued in connection therewith shall be the sole responsibility of Acquisition, and (b) the costs, expenses, or other charges of the Exchange Agent and under the Exchange Agreement. In addition, Acquisition shall pay for the costs and expenses connected with preparation of the Survey, except as otherwise provided for in Section 6.10.


                  9.2 Modification or Amendment. Subject to the applicable provisions of both the DGCL and the CGCL, at any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Prior to the Effective Time, this Agreement may be amended only with the written consent of all of the parties hereto.

                  9.3 Waiver of Conditions. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  9.4 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

                  9.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of law principles.

                  9.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized a overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested.

In each case notice shall be sent to:


         if to Acquisition:

                  Tudor Acquisition Company
                  c/o Loewen Group International, Inc.
                  3190 Tremont Road
                  Trevose, PA  19053
                  Attention:  Lawrence S. Miller
                  By Fax:  (215) 396-3654
                  with copies to:

                  Paul Hart, Esquire
                  The Loewen Group, Inc.
                  3190 Tremont Road
                  Tremont, PA   19053
                  By Fax:  (215) 396-3470

                  Stradley, Ronon, Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, PA  19103
                  Attention:  James M. Papada, III, Esquire
                  By Fax:  (215) 564-8120

                  The Blackstone Group
                  345 Park Avenue, 31st Floor
                  New York, NY  10154
                  Attention:  Howard Lipson
                  By Fax:  (212) 754-8703

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10017
                  Attention:  Wilson Neely
                  By Fax:  (212) 455-2502
         if to the Company

                  Roses, Inc.
                  3888 South Workman Mill Road
                  Whittier, California  90601
                  Attention:  Kendall E. Nungesser
                                      Executive Vice President and
                                      Chief Financial Officer
                  By Fax:  (310) 692-1412

                  with a copy to:

                  James R. Ukropina, Esq.
                  O'Melveny & Myers LLP
                  400 S. Hope Street
                  Los Angeles, California  90071
                  By Fax:  (213) 669-6407


or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                  9.8 Entire Agreement. This Agreement (including all schedules and any exhibits or annexes hereto), (a) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including, in particular but without limitation, the Confidentiality Agreement and the No Shop Agreement, and (b) shall not be assignable by operation of law or otherwise; provided, however, that (i) Acquisition may assign its rights under this Agreement to one or more third parties (and any such third party transferrees may further so assign) provided that any such assignee or reassignee is Blackstone Capital Partners II Merchant Banking Fund L.P. ("Blackstone") or Loewen or an Affiliate of Blackstone or Loewen, provided that the assignee shall execute a counterpart of this Agreement agreeing to be bound by the terms hereof as "Acquisition" and provided further that any such assignment shall not impair the Company's and/or the Stockholders' rights or ability to draw on the Letter of Credit in accordance with its terms. Except for the provisions contained in Sections 6.14 and 7.2(h), nothing in this Agreement express or implied, is intended to confer upon any person (including, in particular, but without limitation, the employees of the Company) other than the parties hereto any rights or remedies under or by reason of this Agreement.

                  9.9 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  9.10 Knowledge. As used in this Agreement, "knowledge" and terms of similar import shall mean (a) with respect to the Company and its Subsidiaries, the actual and direct knowledge of Dennis C. Poulsen, Kendall E. Nungesser and Sandy V. Durko, after such inquiry and investigation as is reasonable under the circumstances, and (b) with respect to each of the Stockholders, the actual and direct knowledge of such Stockholder, after such inquiry and investigation as is reasonable under the circumstances, except that the knowledge of each Stockholder may be imputed one to the other among them.

                  9.11 Representation By Counsel, Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, including but not limited to Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

                  9.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any governmental entity,

the remaining provisions of this Agreement, to the extent permitted by law, shall remain in full force and effect provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

                                    ARTICLE X

                                   DEFINITIONS

                  As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "Action" shall mean any action, claim, suit, litigation, proceeding, arbitration, or governmental audit, inquiry, or investigation.

                  "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Assets" shall mean all of the right, title and interest in and to the properties, assets and rights of any kind, wheresoever located and whether or not reflected in the Books and Records, whether tangible or intangible, real or personal, used in connection with, or related to, the Business owned by the Company and each of its Subsidiaries or, in which the Company and each of its Subsidiaries has any interest.

                  "Association" shall mean Rose Hills Memorial Park Association, a California non-profit mutual benefit corporation.

                  "Association Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated of even date herewith, between Acquisition and the Association.

                  "Books and Records" shall mean (a) all records and lists of the Company and each of its Subsidiaries pertaining to the Assets, (b) all records and lists pertaining to the Business, customers, suppliers or personnel of the Company and each of its Subsidiaries, (c) all product, business and marketing plans of the Company and each of its Subsidiaries pertaining to the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of the Company and each of its Subsidiaries pertaining to the Business, but excluding the originals of the Company's and all of each of its Subsidiaries minute books, stock books and tax returns.

                  "Business" shall mean the Company's and each of its Subsidiary's business of the ownership, management and operation of the Mortuary and the management of the Cemetery (including, without limitation, the sale as agent of insurance relating to Preneed Contracts).

                  "Cemetery" shall mean Rose Hills Memorial Park in the County of Los Angeles, California.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated July 25, 1995, as amended January 1, 1996 by and among the Company, Loewen and the Association.

                  "Consent" shall mean any consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or other Person.

                  "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company and each of its Subsidiaries is a party or by which the Company and each of its Subsidiaries is bound and which relates to the Business or the Assets, whether oral or written, but excluding all Leases.

                  "Contract Rights" shall mean all of the rights and obligations of the Company and each of its Subsidiaries under the Contracts listed on
Schedule 5.2(k).

                  "Copyrights" shall mean registered copyrights, copyright applications and unregistered copyrights.

                  "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                  "Default" shall mean a breach of or default under any Contract or Lease.

                  "Disclosure Schedule" shall mean the collection of schedules executed and delivered by the Company and Acquisition as of the date hereof which sets forth the exceptions to the representations and warranties and covenants contained in this Agreement and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule, and disclosure on any Schedule attached to this Agreement or to the Association Asset Purchase Agreement shall constitute disclosure on all Schedules for purposes of this Agreement.

                  "Employee Plans" shall mean all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and all severance, bonus, employment, stock option, stock purchase, change-in-control, collective bargaining, incentive, retirement, pension, profit sharing and deferred compensation plans and other similar fringe or employee benefit plans, programs or arrangements, and all employment or compensation agreements, written or otherwise, for the benefit of or relating to any employee or former employee of, and related to employment by, the Company and each of its Subsidiaries whether or not subject to ERISA.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "Environmental Damages" shall mean any and all losses which are incurred at any time as a result of the existence at or prior to the Effective Time of Hazardous Materials upon, about or beneath the Real Property or migrating to or from the Real Property, or the existence of a violation of Environmental Requirements pertaining to the Real Property, regardless of whether the existence of such Hazardous Materials or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property. Notwithstanding the foregoing, Environmental Damages shall not include consequential damages or damages comprised of lost income or profits.

                  "Environmental Requirements" shall mean all applicable Regulations of any governmental authority in effect on the date of this Agreement relating to the protection of human health or the environment, including (a) all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, or (b) all requirements pertaining to the protection of the health and safety of employees or the public.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

                  "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, equipment, molds, patterns, and other tangible personal property owned by the Company and each of its Subsidiaries and used in connection with the Business, wherever located, and including any such Fixtures and Equipment in the possession of any of the Company's suppliers, including all warranty rights with respect thereto, all as are described on Schedule 5.2(m).

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "Hazardous Materials" shall mean (a) any substances classified as of the date of this Agreement as "hazardous" pursuant to (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., the Federal Water Pollution Control

Act, as amended by the Clean Water Act of 1977, 33 USC

1251 et seq., the Clean Air Act of 1966, as amended, 42 USC 7401 et seq., the Toxic Substances Control Act of 1976, 15 USC 2601 et seq., or the Hazardous Materials Transportation Act, 49 USC 5101 et seq., and (ii) the California Health and Safety Code, ss.25100, et seq. and ss.3900, et seq.; (b) asbestos-containing construction material; (c) polychorinated biphenls; and (d) petroleum, including crude oil or any fracture thereof, natural gas, natural gas liquids, liquified natural gas or synthetic gas usable for fuel.

                  "Inventory" shall mean all caskets, funeral commodities and other inventory used in the conduct of the Business and owned by the Company and its Subsidiaries.

                  "LGII" shall mean Loewen Group International, Inc., a Delaware corporation.

                  "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency or guaranty of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                  "LOC Payment" shall mean the proceeds of a drawing on the Letter of Credit as defined in Section 8.6.

                  "Loewen" shall mean The Loewen Group, Inc., a British Columbia corporation, whose stock is presently quoted on the NASDAQ National Market System.

                  "Loewen Shares" shall mean the shares of the common capital stock of Loewen provided for in Section 4.1 hereof.

                  "Material Adverse Effect or "Material Adverse Change" shall mean, individually or in the aggregate, any material adverse effect upon or material adverse change in the following items, in either case with respect to the Company and each of its Subsidiaries and the Association taken as a whole:
(a) the financial condition or results of operations of the Company and/or each of its Subsidiaries and the Association; or (b) the condition or going concern value of (i) the Business and the Assets of the Company and/or its Subsidiaries, and (ii) the Business and the Assets (other than the Excluded Assets) of the Association to be purchased by Acquisition pursuant to the Association Asset Purchase Agreement.

                  "Operating Capital" shall mean, as of any date, the difference between (a) the sum of Customer Accounts Receivable less Allowance for Doubtful Accounts, plus Other Receivables (but excluding any (i) Accounts Receivable or Accounts Payable from the Association or any of its Affiliates or any affiliates of the Company and (ii) any Accounts Receivable from Latham & Watkins) plus Casket and Other Inventories, and (b) the sum of Accounts Payable, Accrued Expenses and Accrued Compensation, all as reflected on the balance sheet of the

Partnership.

                  "Ordinary Course of Business" or "Ordinary Course" or any similar phrase shall mean the ordinary course of the Business and consistent with the past custom and practice of the Company and each of its Subsidiaries.

                  "Parent" shall mean Tudor Acquisition Holding Corp., a Delaware corporation.

                  "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary for the past or present conduct of, or relating to the operation of the Business.

                  "Permitted Encumbrances" shall mean (a) with respect to the Real Property, (i) those exceptions shown on the Title Commitment and the Survey, and (ii) all other exceptions approved or deemed approved by Acquisition pursuant to Section 6.10, and (b) with respect to all other Assets (i.e. other than the Real Property), minor liens which in the aggregate are not substantial in amount, do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof.

                  "Person" shall mean any individual, firm, corporation, partnership, trust, estate, association or other entity.

                  "Preneed Contracts" shall mean all written contracts and commitments relating to the provision or sale of preneed funeral merchandise, properties or services and any debenture, insurance policy, plan, deposit, prepaid amount, trust fund or trust agreement relating to such contracts and commitments, and any similar items entered into or obtained by the Company or any of its Subsidiaries in the ordinary and usual course of the conduct of the Business.

                  "Proprietary Rights" shall mean all of the Company and each of its Subsidiary's Copyrights, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights.

                  "Real Property" shall mean that real property of the Company and its Subsidiaries as described on Schedule 5.2(n) hereto.

                  "Share Issuance and Registration Rights Agreement" shall mean that certain agreement between Loewen and the Stockholders relating to the Loewen Shares attached hereto as Exhibit D.

                  "Regulations" shall mean any laws, statutes, codes, ordinances, regulations, rules, court decisions, and orders of any federal,

state or local government and any other governmental department or agency, including without limitation, those governing the use, operation and disposition of mortuaries and the withholding of funds to be placed in trust with respect to Preneed Contracts.

                  "Representative" shall mean any officer, director, trustee, principal, attorney, agent, employee or other representative.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the general Rules and Regulations thereunder.

                  "Survey" shall mean that certain survey with respect to the
Real Property dated                , 1996, and prepared by Salit and Associates
in compliance with all applicable ALTA requirements and as may otherwise be required to enable the Title Company to issue the Title Commitment without the so-called standard printed exceptions for matters disclosed by an accurate 47 survey.

                  "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

                  "Tax Returns" shall mean all returns, reports, declarations, and information returns and statements relating to Taxes, including any amendments thereto.

                  "Title Company" shall mean First American Title Company of Los Angeles or such other title insurance company as may hereafter be acceptable to both the Stockholders and Acquisition.

                  "Title Commitment" shall mean that certain binding commitment from the Title Company in the form attached hereto as Exhibit C, pursuant to which Title Company agrees to issue to Acquisition at the Effective Time an ALTA Extended Coverage Owner's Policy of Title Insurance (in current form), insuring that fee simple title to the Real Property is vested in Acquisition in the full amount of the Merger Consideration allocated to the Real Property.

                  "Trademarks" shall mean all trademarks, service marks, trade names, service names, corporate names, logos, trade dress, and other words, designations, labels, symbols or designs, together with the goodwill of the Company's business appertaining thereto.

                                   ARTICLE XI

                                 INDEMNIFICATION

                  11.1 Indemnification by the Stockholders. Each Stockholder, severally and not jointly, agrees to indemnify, defend and hold Acquisition and its Affiliates harmless from and against any and all claims, liabilities, losses and expenses, including reasonable attorney's fees, on an after tax basis (collectively, "Losses and Expenses") actually incurred by Acquisition or its Affiliates in connection with or arising from:

                  (a) any material breach by such Stockholder and/or the Company of any covenant in this Agreement or in any agreement or instrument referenced in this Agreement or contemplated hereby to which such Stockholder and/or the Company is a party;

                  (b) any material failure by such Stockholder and/or the Company to perform any of its obligations in this Agreement or in any agreement or instrument referenced in this Agreement or contemplated hereby to which such Stockholder and/or the Company is a party and;

                  (c) any breach of any warranty or the inaccuracy of any representation of such Stockholder and/or the Company contained in this Agreement or referred to in this Agreement or any certificate delivered by such Stockholder and/or the Company pursuant hereto.

provided, however, that except as set forth in Section 11.4 of this Agreement, with respect to (i) any breach or failure to perform specified in this Section
11.1 on the part of the Company or (ii) any breach by the Stockholders of any representation or warranty contained in Section 5.2 hereof; the liability of each Stockholder under this Section 11.1 shall be several in proportion to its respective Ownership Percentage and provided further, that the Stockholders shall be required to indemnify and hold Acquisition and its Affiliates harmless under this Section 11.1 with respect to any Losses and Expenses incurred by Acquisition or its Affiliates only to the extent that the aggregate amount of such Losses and Expenses for which Acquisition or any such Affiliate is entitled to indemnification under the preceding provisions of this Section 11.1, when combined with the aggregate amount of Losses and Expenses for which Acquisition or any such Affiliate is entitled to indemnification under Section 10.4 of the Association Asset Purchase Agreement, taken together, exceeds $1 million (the "Basket"), and then only with respect to the amount in excess of the Basket. In determining the Basket, all of the Losses and Expenses for which Acquisition or any such Affiliate would otherwise be entitled, but for the Basket, to receive indemnification pursuant to this Section 11.1 and Section 10.4 of the Association Asset Purchase Agreement shall be aggregated, irrespective of whether such Losses and Expenses or any individual component thereof is less than $1 million. Notwithstanding the foregoing, [A] the maximum liability of any Stockholder to Acquisition and its Affiliates under this Section 11.1 shall not exceed the amount of Merger Consideration received by such Stockholder on the Closing Date, [B] the maximum liability of all of the Stockholders as a group to Acquisition and its Affiliates under this Section 11.1 shall not exceed $15 million in the aggregate (the limitations contained in clauses [A] and [B] are collectively referred to herein as the "Cap"), and [C] the Stockholders shall not be required to indemnify Acquisition and its Affiliates under this Section
11.1 for any Losses and Expenses resulting or arising from or based upon any inaccuracy or breach of any representation or warranty of the Stockholders or of the Company contained in this Agreement to the extent that such inaccuracy or breach was actually known to Acquisition on or as of the Closing Date.

                  11.2 Indemnification by Acquisition. Acquisition agrees to indemnify, defend and hold the Stockholders and their respective Affiliates and beneficiaries harmless from and against any and all Losses and Expenses actually incurred by them in connection with or arising from:

                         (i) any material breach by Acquisition of any of its covenants or agreements in this Agreement or in any other document to which Acquisition is a party;

                         (ii) any material failure by Acquisition to perform any of its obligations in this Agreement or in any other document to which Acquisition is a party; or

                         (iii) any breach of any warranty or the inaccuracy of any representation of Acquisition contained or referred to in this Agreement or in any certificate delivered by or on behalf of the Acquisition pursuant hereto.

                  11.3 Insurance and Tax Benefits.

                  (a) Nothwithstanding the foregoing, in no event shall an Indemnified Party be entitled to indemnification hereunder to the extent any Losses and Expenses are covered by and actually paid by insurance maintained by the Indemnified Party or any of its Affiliates (an "Insurance Benefit").

                  (b) The amount of any indemnity payment otherwise required to be made pursuant to this Agreement shall be reduced by the amount of any directly corresponding federal, state or local income tax benefit actually realized by the Indemnified Party or an Affiliate thereof from payment of the liability upon which the claim for indemnity is based, but only to the extent that such income tax benefit results in an actual reduction of income taxes due in the year of payment of the claim for indemnity or in a refund of taxes already paid.

                  11.4 Basket, Cap, Time Limitation Not Applicable. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Basket, the Cap or the time limitations (as provided for in Section 11.11) be applicable to Losses and Expenses (a) arising as a result of a breach of the representations and warranties set forth in Sections 5.1(a), 5.1(b), 5.1(d), 5.1(e), 5.2(a), 5.2(b), 5.2(h) or 5.2(l), (b) which relate to a payment of Taxes as set forth in Article XIV of this Agreement, or (c) which may ultimately be determined pursuant to Section 11.10 to be due to the actual fraud by the Company. For purposes of this Section 11.4, the term "actual fraud" shall require actual (not constructive) intent to defraud and actual reliance on the part of Acquisition.



                  11.5 Notice of Claims. Either of Acquisition or a Stockholder, (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim (and, if applicable, the Basket), and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any claim, action at law or suit in equity by or against a Third Person, as defined in Section 11.7 below, as to which indemnification will be sought shall be given promptly after the claim, action or suit is commenced; provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

                  11.6 Sole Remedies of the Parties; Limit on Indemnifiable Claims.

                  (a) The sole and exclusive remedy of the parties hereto for any claim resulting in a breach by any of the parties hereto of their respective representations, warranties, covenants or agreements made hereby or the failure by any party to perform their respective obligations under this Agreement shall be a claim under Article XI of this Agreement. The parties hereby waive any provision of law, including, without limitation, any provision of Section 1542 of the California Civil Code, to the extent that it would limit or restrict the agreement contained in this Section.

                  (b) Any indemnifiable claim with respect to any breach or nonperformance by any party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by the Indemnified Party by reason of such breach or nonperformance. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its Affiliates shall in any event be liable to any other party or its Affiliates for any consequential damages, including, but not limited to, loss of future revenue or income, cost of capital, or loss of business reputation or opportunity. Each party further agrees that it shall not seek punitive damages as to any matter relating to this Agreement or the transactions contemplated by it.

                  (c) U.S. Trust Company of California, N.A. is executing this Agreement solely in its capacity as Trustee of the Trusts whose names appear as parties hereto and not in its individual or corporate capacity. U.S. Trust Company of California, N.A. shall have no individual or corporate liability or financial responsibility, and only the assets that are owned by those Trusts, respectively, shall be available to respond to claims of breach of warranty or for indemnification or otherwise.


                  11.7 Third Person Claims.

                  (a) Subject to Section 11.7(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any Third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, however, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld, conditioned or delayed), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided, however, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

                  (b) If any Third Person claim, action or suit against any Indemnified Party is solely for money damages or, where a Stockholder is the Indemnitor, will have no continuing effect in any material respect on the Stockholder, the Indemnified Party, the Business or the Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith; provided, however, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit, as to which Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided, further, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, conditioned or delayed in which event no claim for indemnity therefor hereunder shall be waived.

         11.8 Interest, Costs and Attorneys' Fees. If any of Acquisition or the Stockholders shall be in breach of any of its respective representations or warranties or in default of its respective covenants, agreements or other obligations hereunder, then in addition to any and all other rights and remedies which the non-defaulting party may have against such defaulting party, the defaulting party shall be liable to and shall, upon demand, pay the non-defaulting party for all reasonable court costs and attorneys' fees incurred or sustained by the non-defaulting party by reason thereof or in enforcing the terms and conditions of this Agreement. Such defaulting party shall also pay to the non-defaulting party interest, from the date of notice of the claim upon any sums owing by such defaulting party to the non-defaulting party, at a rate equal to three (3) percentage points in excess of the prime or base rate of interest announced, from time to time, by Citibank, N.A.; the term "prime or base rate" means the rate of interest announced, from time to time, by said bank as its prime or base rate of interest. For purposes of convenience, and at the election of such non-defaulting party, interest for a calendar month, or portion thereof, shall be calculated as if the prime or base rate in effect on the first banking business day for such month was in effect for the entire month.

         11.9 Payment and Right of Offset. Upon the final determination of a liability under Section 11.1 or 11.2 hereof, whether reached by written agreement of the parties or pursuant to arbitration pursuant to Section 11.10 hereto, the appropriate party or parties shall pay to the other, within ten (10) days after such determination, the amount so determined by agreement or by arbitration, as the case may be. In the event that Acquisition is not paid in full pursuant to the foregoing provisions promptly after Stockholders' obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set-off the unpaid amount of any such claim against any amounts owed by it under this Agreement to the person so determined to be liable to Acquisition. Upon the payment in full of any claim, either by set-off or otherwise, the entity making payment shall be subrogated to the rights of the Indemnified Party, if any, against any Third-Party, firm or corporation with respect to the subject matter of such claim.

         11.10 Binding Arbitration. All disputes under this Agreement shall be settled in Los Angeles, California, before a single arbitrator pursuant to the rules of practice administered by the Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Arbitration may be commenced at any time by any party hereto giving written notice to the other party to the dispute that such dispute has been referred to arbitration under this Agreement. The arbitrator shall be selected by the joint agreement of the Stockholder and Acquisition, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such JAMS. The arbitrator shall render his decision within 120 days of appointment. Any award rendered by the arbitrator shall be final, conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final, binding and conclusive and there shall be no right of appeal therefrom. The costs and expenses of arbitration, including attorney's fees and expenses of the arbitrator, shall be paid entirely by the non-prevailing party unless the arbitrator determines that the costs, expenses and attorney' fees should be apportioned between the parties, then as the arbitrator may assess. The arbitrator shall not be permitted to award punitive damages under any circumstances.

                  11.11 Survival of Representations. Except as otherwise provided for in Sections 5.3(h), 8.7, 11.1, and 11.4 and except for the representation and warranty contained in the third sentence of Section 5.2(n) of the Agreement (with respect to title to the Real Property), which shall expire at the Effective Time, notwithstanding any investigations or inquiries made by Acquisition, (a) the representations and warranties of the Stockholders and the Company shall survive the Closing and shall continue in full force and effect
(i) with respect to any representation or warranty contained in Section 5.2(y) relating to tax issues, for the applicable statute of limitations, (ii) with respect to any representation or warranty contained in Section 5.2(r) relating to any insurance, trust or fund relating to preneed funeral merchandise or services, for a period of fifteen (15) months from the Effective Time, (iii) with respect to any representation or warranty contained in Section 5.2(q) relating to environmental issues, for a period of twenty-four (24) months from the Effective Time, and (iv) with respect to any other representation or warranty, for a period of fifteen (15) months from the Effective Time, and (b) the covenants and agreements of the Stockholders and the Company shall survive the Closing.

         11.12 Maintenance of Existence and Liquid Assets. From and after the Effective Time, each of the Stockholders agrees as follows:

                  (a) If such Stockholder is a trust, it shall maintain its existence in accordance with its organizational documents for a period of not less than 48 months after the Effective Time;

                  (b) For a period of 36 months from the Effective Time, each Stockholder shall maintain aggregate liquid assets (as defined below) as follows:

                           (i) for the period from the Effective Time until 12 months after the Effective Date, liquid assets of not less than such Stockholder's pro rata share (determined on the basis of its Ownership Percentage immediately prior to the Effective Time) of $15 million;

                           (ii) for the period from 12 months after the Effective Time to 24 months after the Effective Date, liquid assets of not less than such Stockholder's pro rata share (determined on the basis of its Ownership Percentage immediately prior to the Effective Time) of $10 million; and

                           (iii) for the period from 24 months after the Effective Time until 36 months after the Effective Date, liquid assets of not less than such Stockholder's pro rata share (determined on the basis of its Ownership Percentage immediately prior to the Effective Time) of $5 million.

         provided, however, that in the event that a claim or claims are made by Acquisition pursuant to Section 11.1 of this Agreement, there shall be no further diminution in the aggregate liquid

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

         assets required pursuant to subparagraphs (b)(i), (ii) and (iii) above until such claim has been resolved and paid in full or withdrawn;

                  (c) For purposes of this Section 11.12, the term "liquid assets" means one or more of the following obligations, securities or investments;

                           (i) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, other than obligations of the Federal Home Loan Mortgage Corporation; provided, however, that in the case of obligations that are rated, each such obligation shall have a credit rating of "Aa3" or better or "P-1" or better, as applicable, by the rating agency;

                           (ii) demand and time deposits in, certificates of deposit of, or money market accounts in any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating of "Aa3" or better, in the case of debt obligations, or "P-1" or better, in the case of commercial paper, by the rating agency

                           (iii) commercial paper having at the time of such investment a credit rating of "P-1" or better by the rating agency and that either is registered or that is sold at a discount from the face amount thereof and has a maturity of not more than 183 days from its date of issuance;

                           (iv) money market funds or money market mutual funds (other than closed-end funds) which
                                    (A) maintain a constant net asset value, (B) have at the time of such investment a rating by the rating agency of "P-1", if such fund invests in securities that mature more than 183 days from the date of issuance thereof, or "Aa3" or better if such fund invests in securities that mature not more than 91 days from the date of issuance thereof, (C) invest primarily in the types of securities described in clauses (i) and (ii) above, and
                                    (D) are not obligations of an investment company registered under Section 8 of the Investment Company Act;

                           (v) shares of the Common Stock of The Loewen Group, Inc. or any successor thereto; and

                           (vi) any other debt, equity or derivative security (including without limit mutual fund shares) which is listed or otherwise authorized for trading on any national, local or foreign exchange or is quoted on the NASDAQ National Market System and for which quotations are routinely available in the Wall Street
                                    Journal and the London Financial Times.

                  (d) For so long as the requirements of this Section 11.12 shall be in effect, to provide a certificate to Acquisition no later than February 15 and August 15 of each calendar year following the Effective Time to the effect that such Stockholder is and continues to be in compliance with the requirements of this Section 11.12 in all respects.

                                   ARTICLE XII

                                 CONFIDENTIALITY

         12.1     Confidential Information.

                  (a) No Disclosure. The parties acknowledge that the transactions described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 6.5.

                  (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Acquisition acknowledges that it will have access to confidential information relating to the Company, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, which confidential information, together with all analyses, compilations, studies or other documents, records or data prepared by the Company or Acquisition or their respective Representatives which contain or otherwise reflect or are generated from such information shall be deemed "Confidential Information" for purposes of this Agreement. Notwithstanding anything to the contrary herein contained, nevertheless, "Confidential Information" shall not include information which (i) at the time of disclosure to a party is generally available to the public, (ii) at the time of disclosure to a party is already in that party's possession, provided that such information is not subject to another confidentiality agreement with, or other legal obligation of secrecy or confidentiality to, the provider of such information, or (iii) becomes available to a party on a nonconfidential basis from a person other than the provider of the information, so long as such source is not otherwise subject to a confidentiality agreement with, or other legal obligation of secrecy or confidentiality to, the provider of the information.

                  (c) Disclosure of Confidential Information. Acquisition shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Acquisition
         shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Acquisition shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, Acquisition shall immediately notify the Company in writing and take all reasonable steps required to prevent further disclosure.

                  (d) Ownership. Until the Effective Time or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Acquisition shall, and shall cause its Representatives to, return to the Company all Confidential Information (including all copies, summaries and extracts thereof) furnished to Acquisition by the Company in connection with the transactions contemplated hereby.

                  (e) Legal Process. If Acquisition or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Acquisition shall provide the Company with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Acquisition or any of its Representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Acquisition may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Acquisition uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

                  (f) Notwithstanding anything to the contrary herein contained, nevertheless, the provisions of this Article XII shall survive any termination of this Agreement.

                                  ARTICLE XIII

                                 NO SOLICITATION

                  13.1 No-Shop Exclusivity. From and after the date hereof, until the termination or expiration of this Agreement as provided for in Article VIII hereof, neither the Company nor any of the Stockholders, will directly or indirectly through any trustee, director, officer, agent, or otherwise, initiate, solicit or deliberately encourage submission of proposals or offers from any person or entity relating to any acquisition or purchase of all or (other than funeral commodities in the ordinary course of business) a material amount of the assets or the shares of the Company, or any merger, consolidation or business combination with the Company; provided, however, that as may be required by the Company's fiduciary duties under applicable law as advised by counsel, the Company may participate in any discussions or negotiations regarding, and may furnish to any other person information with respect to any of the foregoing. The Company shall promptly notify Acquisition if any such proposal or offer, or any inquiry or contact with respect thereto, is made as well as the terms and conditions of any such proposal or offer.

                  13.2 Exercise of Fiduciary Duty. Nothing contained in this Agreement shall prevent the Board of Directors of the Company, from approving a transaction with another person or entity if the Board determines that, under applicable law on the advice of counsel, such action is required in the exercise of the fiduciary duties of the Board. The Company may terminate this Agreement, without any further obligation, except for (i) return of the No-Shop Payment and
(ii) the payment required by Section 13.3. Except for the right of termination set forth in this Section 13.2, nothing shall relieve the Company and its Affiliates, from complying with all other terms of this Agreement.

                  13.3 Compensatory Fee. If the Company exercises its duty under
Section 13.2 and causes termination of this Agreement, then within five (5) business days following Acquisition's written request therefor, the Company shall pay to Acquisition, as liquidated damages, the sum of $7.5 Million (the "Compensatory Fee"), by wire transfer of immediately available funds to an account designated by Acquisition. Furthermore, if (i) the Association shall have exercised its fiduciary duty pursuant to Section 11.15(b) of the Association Asset Purchase Agreement (the "Exercise"), and (ii) the transactions contemplated by this Agreement are not consummated, and (iii) the Company shall have entered into an agreement, or procured an option to sell, transfer or otherwise dispose of substantially all of its stock, Assets or Business to, or merge with or into, the same person ("Purchaser") that purchases substantially all of the cemetery related assets or business of, or merges with or into, the Association (or an Affiliate of the Association) (or an Affiliate of such Purchaser or any other person with any option, arrangement or understanding with Purchaser with respect thereto) within one year from the date of the Exercise, then the Company shall pay Acquisition the Compensatory Fee within five (5) days of entering into such agreement or procuring such option.

         The Company acknowledges that this fee is reasonable and equitable given the time, effort and expense undertaken and incurred by Acquisition in connection with the transactions contemplated by this Agreement as well as the significant benefit accorded the Company by the price negotiated for the transactions subject to this Agreement.


                                   ARTICLE XIV

                                   TAX MATTERS

                  14.1     Tax Matters.

                  (a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are due after the Closing Date. The Stockholders shall reimburse Parent for Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by Parent or the Company of such Taxes.

                  (b) Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an
                                       57
         amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date. To the extent that Parent receives a refund(s) of Taxes paid with respect to a Tax period described in the preceding sentence, then within fifteen (15) days of Parent's receipt of such refund, the refund shall be paid over to the Stockholders. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction of the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to given effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

                  (c) Parent, the Company and its Subsidiaries and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. In the event of any disagreement concerning matters subject of this subsection (c), each party shall make available to the other such books and records as are relevant to such disagreement and are in the possession of such party, and the parties shall work together in good faith to resolve such disagreement. Those matters as to which the parties are unable to agree after sixty
         (60) days shall be referred for resolution to a nationally recognized accounting firm, mutually and reasonably acceptable to both parties. The determination of such third party, whose costs and expenses shall be borne equally by Parent and the Stockholders, shall be final and determinative.

                  (d) All Tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries or the Association shall be terminated as of the Closing
         Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

                  (e) All documentary and Transfer Taxes and Fees (including any penalties and interests) incurred in connection with this Agreement shall be paid for by the Stockholders when due, and the Stockholders will, at their cost and expense, file all necessary Tax Returns and other documentation with respect to all such documentary and Transfer Taxes and fees, and, if required by applicable law, Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  Each of the parties has duly executed and delivered this Agreement on the date first hereinabove written.

                                         Tudor Acquisition Corp.

                                         By: /s/ Howard A. Lipson
                                            -----------------------------------
                                         Name:  Howard A. Lipson
                                         Title: President

                                         By: /s/ Chinh Chu
                                            -----------------------------------
                                         Name:  Chinh Chu
                                         Title: Secretary

                                        ROSES, INC.

                                        By: /s/ Dennis c. Poulsen
                                            -----------------------------------
                                        Name: Dennis c. Poulsen
                                        Title:

                                        By: /s/ Kendall E. Nusgensser
                                            -----------------------------------
                                        Name: Kendall E. Nusgensser
                                        Title:

STOCKHOLDERS:

                         Dennis C. and Suzanne M. Poulsen Living Trust
                         V/D/T

                         By: /s/ Dennis C. Poulsen
                            -------------------------
                         Name:  Dennis C. Poulsen
                         Title: Trustee

                         By: /s/ Suzanne M. Poulsen
                            -------------------------
                         Name:  Suzanne M. Poulsen
                         Title: Trustee

                         Sandy V. Durko Family Trust V/D/T

                         By: /s/ Sandy V. Durko
                            -------------------------
                         Name:  Sandy V. Durko
                         Title: Trustee

                         By: /s/ Teresa N. Durko
                            -------------------------
                         Name:  Teresa N. Durko
                         Title:  Trustee


                         /s/ Kendall E. Nungesser
                         ----------------------------
                         Kendall E. Nungesser



                         /s/ Allene L. Nungesser
                         ----------------------------
                         Allene L. Nungesser



                         BT Capital Partners, Inc.

                         By: /s/ Robert Marakovits
                            -------------------------
                         Name: Robert Marakovits
                         Title:

STOCKHOLDERS:

                         Cinco Pinos Unitrust

                         Rose and Elephant Unitrust

                         JANSU Unitrust

                         Durko Charitable Remainder Unitrust #1

                         Durko Charitable Remainder Unitrust #2

                         Durko Charitable Remainder Unitrust #3

                         Durko Charitable Remainder Unitrust for "'Lil Dirk"

                         Sandy V. Durko Charitable Remainder Unitrust for "The Kids"

                         Sandy V. Durko Charitable Remainder Unitrust for "T"

                         KAN Family Partnership Unitrust

                         Allene L. Nungesser Unitrust

                         Kendall E. Nungesser Unitrust

                         K/A Nungesser Charitable Remainder Unitrust

                         Ponderay Partners Unitrust



                         By: U.S. TRUST COMPANY OF CALIFORNIA, N.A.,
                             as Trustee for each of the above-referenced trusts:

                         By: /s/ John C. Westwater
                            -------------------------
                         Name:  John C. Westwater
                         Title: Senior Vice President


                         By: /s/ Maxine E. Harris
                            -------------------------
                         Name:  Maxine E. Harris
                         Title:  Vice President

                                   ROSES, INC.

                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I

                       THE MERGER; CLOSING; EFFECTIVE TIME.................  2
         1.1      The Merger...............................................  2
         1.2      Closing..................................................  3
         1.3      Effective Time...........................................  3

ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION.....................  3

         2.1      Certificate of Incorporation.............................  3
         2.2      By-Laws..................................................  3

ARTICLE III

                                    DIRECTORS..............................  4

         3.1      Board of Directors of the Surviving Corporation..........  4
         3.2      Officers of the Surviving Corporation....................  4

ARTICLE IV

               CONVERSION AND CANCELLATION OF SHARES IN THE MERGER.........  4
         4.1      Conversion and Cancellation of Shares....................  4
         4.2      Payment for Shares.......................................  6
         4.3      Transfer of Shares After the Effective Time..............  7

ARTICLE V

                         REPRESENTATIONS AND WARRANTIES....................  8

         5.1      Representations and Warranties of the Stockholders.......  8
         5.2      Representations and Warranties of the Stockholders
                    and the Company........................................  9
         5.3      Representations and Warranties of Acquisition............ 22

ARTICLE VI
                                    COVENANTS.............................. 24
         6.1      Interim Operations of the Company........................ 24
         6.2      Covenants of Acquisition................................. 25
         6.3      Filings; Consents; Other Action.......................... 25
         6.4      Access................................................... 26
         6.5      Publicity................................................ 26
         6.6      Further Assurances....................................... 27
         6.7      Benefits................................................. 27

         6.8      Phantom 401(K) Plan...................................... 28
         6.9      Reserved................................................. 29
         6.10     Title Insurance.......................................... 29
         6.11     Preneed Contracts and Trust Funds........................ 30
         6.12     Resignation/Election of Trustees......................... 30
         6.13     Notification of Certain Matters.......................... 30
         6.14     Supplemental Employee Retirement Plan.................... 31
         6.15     Assistance in Financing.................................. 31
         6.16     Restrictions on Transfer................................. 31
         6.17     Restrictive Legend....................................... 32
         6.18     Termination of Restrictions on Transferability........... 32
         6.19     Rights of First Refusal.................................. 33

ARTICLE VII................................................................ 33

CONDITIONS................................................................. 33
         7.1      Conditions to Obligations of Acquisition................. 33
         7.2      Conditions to Obligations of the Stockholders and
                    the Company............................................ 36

ARTICLE VIII

                                   TERMINATION............................. 38
         8.1      Termination by Mutual Consent............................ 38
         8.2      Termination by Either Acquisition or the Company......... 38
         8.3      Termination by Acquisition............................... 38
         8.4      Termination by the Company or the Stockholders........... 38
         8.5      Effect of Termination and Abandonment.................... 38
         8.6      Deposits................................................. 38
         8.7      Effect of Closing Over Known Unsatisfied Conditions...... 39

ARTICLE IX

                            MISCELLANEOUS AND GENERAL...................... 40
         9.1      Payment of Expenses...................................... 40
         9.2      Modification or Amendment................................ 40
         9.3      Waiver of Conditions..................................... 40
         9.4      Counterparts............................................. 40
         9.5      Governing Law............................................ 40
         9.6      Notices.................................................. 40
         9.8      Entire Agreement......................................... 42
         9.9      Captions................................................. 42
         9.10     Knowledge................................................ 42
         9.11     Representation By Counsel, Interpretation................ 42
         9.12     Severability............................................. 42


ARTICLE X

                                   DEFINITIONS............................. 43

ARTICLE XI

                                 INDEMNIFICATION........................... 48
         11.1     Indemnification by the Stockholders...................... 48
         11.2     Indemnification by Acquisition........................... 49
         11.3     Insurance and Tax Benefits............................... 49
         11.4     Basket, Cap, Time Limitation Not Applicable.............. 49
         11.5     Notice of Claims......................................... 49
         11.6     Sole Remedies of the Parties; Limit on Indemnifiable
                    Claims................................................. 50
         11.7     Third Person Claims...................................... 50
         11.8     Reserved................................................. 51
         11.9     Payment and Right of Offset.............................. 51
         11.10    Binding Arbitration...................................... 52
         11.11    Survival of Representations.............................. 52
         11.12    Maintenance of Existence and Liquid Assets............... 52

ARTICLE XII

                                 CONFIDENTIALITY

         12.1     Confidential Information................................. 54

ARTICLE XIII

                                 NO SOLICITATION........................... 55
         13.1     No-Shop Exclusivity...................................... 55
         13.2     Exercise of Fiduciary Duty............................... 55
         13.3     Compensatory Fee......................................... 56

ARTICLE XIV

                                   TAX MATTERS............................. 56
         14.1     Tax Matters.............................................. 56

                                    SCHEDULES

Schedule 3.1      Acquisition Directors

Schedule 5.1(a)   Encumbrances on Shares


Schedule 5.1(b)   Power, Authorization and Enforceability of Agreement

Schedule 5.1(c)   Compliance with Other Instruments and Regulations

Schedule 5.1(d)   No Third Party Options

Schedule 5.1(f)   Pre-Existing Entity

Schedule 5.1(g)   Acquisition Without View to Distribute

Schedule 5.1(h)   Additional Representations of the Stockholders

Schedule 5.2(b)   Company Subsidiaries

Schedule 5.2(c)   Company Capital Stock

Schedule 5.2(d)   Company Consents, Breaches, Defaults, Violations and Liens

Schedule 5.2(e)   Company Governmental Approvals

Schedule 5.2(f)   Exceptions to Book and Records; GAAP

Schedule 5.2(g)   Material Changes

Schedule 5.2(h)   Company Brokers and Finders

Schedule 5.2(i) Company Actions

Schedule 5.2(k)   Company Material Contracts, Including Employment Agreements

Schedule 5.2(l) Company Agreements to Sell Shares or Assets

Schedule 5.2(m)   Fixtures and Equipment

Schedule 5.2(n)   Company Real Property

Schedule 5.2(o)   Trademarks and Tradenames

Schedule 5.2(q)   Environmental Matters

Schedule 5.2(r)   Funeral or Cemetery Contracts

Schedule 5.2(s)   Permits

Schedule 5.2(u)   Compliance with Regulations

Schedule 5.2(v)   OSHA, ADA and FTC

Schedule 5.2(y)   Tax Matters


Schedule 5.2(aa)  Accounts Receivable

Schedule 5.2(cc)  Labor Relations

Schedule 5.2(dd)  Insurance

Schedule 5.2(ee)  Bank Accounts

Schedule 5.2(ff)  Employee Benefits and Plans

Schedule 5.3(c)   Acquisition Consents, Breaches, Defaults, Violations and Liens

Schedule 5.3(d)   Acquisition Governmental Approvals

Schedule 5.3(e)   Acquisition Brokers and Finders

Schedule 5.3(f)   Acquisition Actions

Schedule 6.1(a)   Changes Regarding Conduct of Company Business

Schedule 6.1(c)   Encumbrances on Shares owned by Company

Schedule 6.1(d)   Actions Regarding Company Stocks

Schedule 6.7(a)   Company Employment Agreements

                                    EXHIBITS

Exhibit A                  List of Stockholders

Exhibit B                  Certificate of Merger

Exhibit C                  Title Commitment(s)

Exhibit D                  Registration Rights Agreements

Exhibit E                  Employment and Consulting Agreements

Exhibit F                  Covenants Not to Compete